Exhibit 10.2

PURCHASE AND SALE AGREEMENT

BY AND AMONG

MIDSTATES PETROLEUM COMPANY LLC

(“SELLER”)

AND

PRESIDIO INVESTMENT HOLDINGS LLC

(“BUYER”)

DATED AS OF

March 29, 2018

i

5.8	Permits	18
5.9	Litigation and Claims	18
5.10	Sale Contracts	18
5.11	Notices	18
5.12	Take-or-Pay	18
5.13	Timely Payment	18
5.14	Imbalances	19
5.15	Outstanding Obligations	19
5.16	Brokers	19
5.17	Consents	19
5.18	Preferential Purchase Rights	19
5.19	Supplements to Schedules	19
5.20	Condemnation	19
5.21	Payout Balances	19
5.22	Environmental Matters	20
5.23	Audits	20
5.24	Personal Property	20
5.25	Current Plugging Obligations	20
5.26	Easements	20
5.27	No Affiliate Relationship	20
5.28	Oil and Gas Operations	20
5.29	Hedges	20
5.30	Seller’s Credit Obligations	20
5.31	Anti-Corruption and Economic Sanctions	20

ARTICLE 6
	BUYER’S REPRESENTATIONS AND WARRANTIES	21

6.1	Information	21
6.2	Knowledge and Experience	21
6.3	No Conflicts	22
6.4	No Warranty	22
6.5	Existence	22
6.6	Authority	22
6.7	Liability for Broker’s Fees	23
6.8	Financial Resources	23
6.9	Qualification to Assume Operatorship	23
6.10	Consents	23
6.11	Litigation	23
6.12	No Known Title Defects	23
6.13	No Known Environmental Defects	23

ARTICLE 7
	TITLE	23

7.1	Title Defects	23
7.2	Additional Interests	24

7.3	Notices	25
7.4	Adjustments to Base Purchase Price	25
7.5	Deductible for Title, Environmental, or Casualty Defects	27
7.6	Termination Threshold for Defects	27

ARTICLE 8
	ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY	27

8.1	Acceptance of Environmental Condition	27
8.2	Remedy for Environmental Defects	29
8.3	Acceptance of Environmental Condition	30
8.4	NORM	31
8.5	Environmental Indemnities	31

ARTICLE 9
	THIRD-PARTY CONSENTS AND PREFERENTIAL PURCHASE RIGHTS	32

9.1	Third Party Notices	32
9.2	Third-Party Exercise	32
9.3	Third-Party Failure to Purchase	32
9.4	Required Consents	32

ARTICLE 10
	CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING	33

10.1	Seller’s Conditions to Closing	33
10.2	Buyer’s Conditions to Closing	34
10.3	Closing Settlement Statement	35
10.4	Closing Date and Place	35
10.5	Closing Activities	35

ARTICLE 11
	POST-CLOSING OBLIGATIONS	36

11.1	Recordation and Filing of Documents	37
11.2	Records	37
11.3	Final Settlement Statement	37
11.4	Cooperation with Seller’s Retained Assets	37
11.5	Suspense Accounts	37
11.6	Further Assurances	38
11.7	Anti-Corruption and Economic Sanctions	38

ARTICLE 12
	TAXES	38

12.1	Property Taxes	38
12.2	Production Taxes	39
12.3	Other Taxes	39

ARTICLE 13
	OWNERSHIP OF ASSETS	39

13.1	Distribution of Production	39
13.2	Proration of Income and Expenses	39
13.3	Notice to Remitters of Proceeds	40
13.4	Production Imbalances	40
13.5	Pipeline and Other Non-Wellhead Imbalances	40

ARTICLE 14
	INTERIM OPERATIONS	41

14.1	Standard of Care	41
14.2	Liability of Operator	41
14.3	Removal of Signs	41
14.4	Third-Party Notifications	41
14.5	Seller’s Credit Obligations	41
14.6	Employment Matters	42

ARTICLE 15
	EXCHANGE PROVISION	43

ARTICLE 16
	ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION	43

16.1	Buyer’s Assumption of Obligations	43
16.2	Definitions	45
16.3	Buyer’s General Indemnity	45
16.4	Seller’s General Indemnity	45
16.5	Limitation on Indemnification	46
16.6	Further Limitation on Indemnification	47
16.7	Indemnification Procedures	47
16.8	Remedies	48

ARTICLE 17
	CASUALTY LOSS	48

ARTICLE 18
	NOTICES	49

ARTICLE 19
	TERMINATION	50

19.1	Termination	50
19.2	Liabilities Upon Termination; Termination Fee	51

ARTICLE 20
	MISCELLANEOUS	51

20.1	Entire Agreement	51
20.2	Survival	51
20.3	Arbitration	52
20.4	Confidentiality Agreement	52
20.5	Choice of Law	53
20.6	Assignment	53
20.7	No Admissions	53
20.8	Waivers and Amendments	53
20.9	Counterparts	53
20.10	Third-Party Beneficiaries	54
20.11	Specific Performance	54
20.12	Public Communications	54
20.13	Headings	54
20.14	Expenses	54
20.15	No Recourse	54
20.16	References	55

v

List of Exhibits:

Exhibit “A-1”	—	Schedule of Leases
Exhibit “A-2”	—	Schedule of Surface Fee
Exhibit “B”	—	Wells
Exhibit “C-1”	—	Allocation Values for Wells
Exhibit “C-2”	—	Allocation Values for Leases
Exhibit “D”	—	Conveyance
Exhibit “E”	—	Certificate of Non-Foreign Status
Exhibit “F”	—	Form of Transition Services Agreement

List of Schedules:

Schedule 2.3	—	Equipment
Schedule 2.6	—	Easements and Surface Agreements
Schedule 2.9	—	Retained Assets
Schedule 5.4	—	Compliance
Schedule 5.7	—	Material Contracts
Schedule 5.7(a)	—	Farm-Out Agreements
Schedule 5.7(b)	—	Material Contracts in default
Schedule 5.8	—	Permits
Schedule 5.9	—	Litigation
Schedule 5.11	—	Notices
Schedule 5.15	—	Outstanding Obligations/AFEs
Schedule 5.17	—	Required Consents
Schedule 5.18	—	Preferential Purchase Rights
Schedule 5.21	—	Payout Balances
Schedule 5.22	—	Environmental Matters
Schedule 11.5	—	Suspense Accounts
Schedule 13.4	—	Production Imbalances
Schedule 14.5	—	Seller’s Credit Obligations

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of March 29, 2018 (the “Execution Date”) by and among MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company, whose address is 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103 (“Seller”) and PRESIDIO INVESTMENT HOLDINGS LLC, a Delaware limited liability company, whose address is 500 W 7th St, STE 803, Fort Worth, Texas 76102 (“Buyer”). Buyer and Seller may sometimes be referred to in this Agreement individually as a “Party” or collectively as the “Parties”.

WHEREAS, Buyer desires to purchase the Assets (as defined below) from Seller, and Seller desires to sell the Assets to Buyer on the terms and conditions set forth below; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Buyer has delivered a copy of an equity commitment letter, duly executed by Buyer and Parent (the “Equity Commitment Letter”).

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

DEFINITIONS

“Access Agreement” has the meaning set forth in Section 4.1.

“Additional Interest” has the meaning set forth in Section 7.2.

“Affiliate” means when used with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person in question.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Values” has the meaning set forth in Section 3.4.

“Asset” or “Assets” has the meaning set forth in Article 2.

“Asset Taxes” means ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, Transfer Taxes and income, capital gains and franchise taxes.

“Assumed Imbalance” or “Assumed Imbalances” has the meaning set forth in Section 13.4.

“Assumed Obligations” has the meaning set forth in Section 16.1(a).

“Available Employees” has the meaning set forth in Section 14.6.

“Available Employees List” has the meaning set forth in Section 14.6.

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Tulsa, Oklahoma.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group” has the meaning set forth in Section 16.2.

“Casualty Defect” has the meaning set forth in Article 17.

“Claim Notice” has the meaning set forth in Section 16.7(b).

“Claims” means any and all claims, rights, demands, causes of action, liabilities (including civil fines), damages, losses, fines, penalties, sanctions of every kind and character including reasonable fees and expenses of attorneys, technical experts and expert witnesses, judgments or proceedings of any kind or character whatsoever, whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement and all expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.

“Cleanup” has the meaning set forth in Section 8.1(d).

“Closing” has the meaning set forth in Section 10.4.

“Closing Date” has the meaning set forth in Section 10.4.

“Closing Settlement Statement” has the meaning set forth in Section 10.3.

“Confidentiality Agreement” has the meaning set forth in Section 20.4.

“Consent” means any approval, consent, ratification, waiver, or other authorization from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Contracts” means all contract rights relating to the Assets, including any operating agreements, joint venture agreements, unit agreements, orders and decisions of state, tribal and federal regulatory authorities establishing units, unit operating agreements, farm-in and farmout agreements, pre-pooling agreements, pooling or unitization or communitization agreements, processing agreements, transportation agreements, gathering and processing agreements, enhanced recovery and injection agreements, balancing agreements, options, division orders, drilling agreements, exploration agreements, area of mutual interest agreements, oil and gas production sales or marketing agreements, and assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent the same are directly related to the Assets; provided, however, the term “Contract” shall not include any (a) master service contract, (b) any other contract or agreement which precludes assignment for which Seller, using its reasonable efforts, cannot secure a waiver or consent to assignment prior to Closing by the other party(ies) to such contract or agreement or (c) any Lease, Easement, Surface Agreement, Permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operation of any Assets.

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyances” means the one or more conveyances, assignments, deeds, and bills of sale, in substantially the form attached as Exhibit “D” or applicable assignment forms required by Governmental Authorities, conveying the Assets from Seller to Buyer in accordance with the terms of this Agreement, to be executed and delivered in accordance with the provisions of Section 10.5(b).

“Deductible Amount” has the meaning set forth in Section 7.5.

“Due Diligence Period” has the meaning set forth in Section 7.1.

“Easements” means rights-of-way, easements, permits, licenses, approvals, servitudes and franchises specifically acquired for, or used in connection with, operations for the exploration, production and marketing of oil, gas or other minerals on or from the Interests or otherwise used in connection with the Wells or Equipment (including any flowlines or gathering lines whether used for the gathering of Hydrocarbons or non-Hydrocarbon substances produced in association therewith, including produced water and saltwater).

“Effective Time” means 12:00 a.m. central time on January 1, 2018.

“Environmental Adjustment” has the meaning set forth in Section 8.2(a).

“Environmental Defect” has the meaning set forth in Section 8.1.

“Environmental Laws” means any and all present and future Laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations issued, or promulgated by any Governmental Authority now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable administrative or judicial interpretation thereof, pertaining to (a) use, storage, emission, discharge, clean-up, release, or threatened release of pollutants, contaminants, NORM, chemicals, or industrial, toxic or hazardous substances (collectively, “Pollutants”) on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Pollutants, (b) health, (c) the environment, or (d) wildlife or natural resources applicable to the Assets and in effect in or for the jurisdiction in which the Assets are located, including the Clean Air Act (Air Pollution Control Act), the Clean Water Act (CWA), the Federal Water Pollution Act, the Rivers and Harbors Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act (ESA), the Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act, the Comprehensive

Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Occupational, Safety and Health Act (OSHA), the Emergency Planning and Community Right-To-Know Act (EPCRA), the Hazardous Materials Transportation Act, the Hazardous and Solid Waste Amendments of 1984 (HSWA), and any and all other applicable present and future federal, state and local Laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations whose purpose is to regulate Pollutants or to conserve or protect health, the environment, wildlife or natural resources as any of the foregoing are now existing or may hereafter be amended or interpreted.

“Environmental Notice” has the meaning set forth in Section 8.1.

“Equipment” has the meaning set forth in Section 2.3.

“Equity Commitment Letter” has the meaning set forth in the recitals of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor statute thereto, as amended.

“ERISA Liability” means any Claim attributable to or arising out of (i) Seller’s employee benefit plans in which the New Employees (and their eligible dependents or beneficiaries) participated prior to the Closing or (ii) Seller’s responsibilities under ERISA applicable to such employee benefit plans.

“Execution Date” has the meaning set forth in the Preamble.

“Final Settlement Statement” has the meaning set forth in Section 11.3.

“Final Suspense Account Statement” has the meaning set forth in Section 11.5.

“Governmental Authority” or “Governmental Authorities” means any court or tribunal (including an arbitrator or arbitral panel) in any jurisdiction (domestic or foreign) or any federal, tribal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.

“Hire Date” has the meaning set forth in Section 14.6.

“Hydrocarbons” has the meaning set forth in Section 2.5.

“Imbalance Adjustment” has the meaning set forth in Section 13.4.

“Interests” has the meaning set forth in Section 2.1.

“Indemnified Party” has the meaning set forth in Section 16.7(a).

“Indemnifying Party” has the meaning set forth in Section 16.7(a).

“Knowledge” (whether or not capitalized) of a specified Person means, (a) in the case of Seller, the present actual knowledge of Terry Leeper — Drilling and Completions Manager, Rich McCullough — Vice President & Chief Accounting Officer, Ky Nichols — Vice President — Health, Safety & Environmental and Scott Weatherholt - Executive Vice President; and (b) in the case of Buyer, the present actual knowledge of Will Ulrich — Co-Founder, Chris Hammack - Co-founder and Brett Barnes — Vice President, Land, Legal and Regulatory.

“Laws” means any and all laws, statutes, codes, ordinances, permits, licenses, authorizations, agreements, decrees, writs, orders, awards, judgments, principles of common law, rules or regulations (including, for the avoidance of doubt, Environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Leases” has the meaning set forth in Section 2.1.

“Loss” has the meaning set forth in Section 8.1(e).

“Lowest Cost Response” has the meaning set forth in Section 8.1(e).

“Material Contracts” means (a) all area of mutual interests agreements (other than customary area of mutual interest provisions in operating agreements), partnership (other than tax partnerships), joint venture and exploration or development program agreements, farm-in or farm-out agreements for which drilling obligations have not been fully satisfied, or participation agreements relating to Wells, Leases or Surface Fee Interests or otherwise included in the Assets, (b) all of the oil and gas production sales, gathering, transportation, treating, marketing and processing agreements relating to the Wells, Leases or Surface Fee Interests, other than such agreements which are terminable by Seller without penalty on 30 or fewer days’ notice, (c) any Contract that constitutes a lease (other than a Lease) under which Seller is the lessor or the lessee of real or personal property which lease (i) cannot be terminated without penalty upon thirty (30) days’ or less notice and (ii) involves an annual base rental of more than $50,000, (d) any Contract with any Affiliate of Seller or among two or more Sellers, (e) any Contract related to seismic data, (f) any Contract relating to salt water disposal or compression that would reasonably be expected to result in an annual expenditure of more than $50,000 in any calendar year, (g) any Contract that constitutes a non-competition agreement or any other similar agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which, Seller conducts business, and (h) any Contract containing “tag along” or similar rights allowing a third party to participate in future sales of any of the Assets or Interests therein.

“Net Mineral Acres” means, as calculated separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the lessor’s undivided percentage interest in oil, gas or other minerals covered by such Lease in such lands, multiplied by (c) Seller’s working interest in such Lease; provided, that if items (b) or (c) vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.

“New Employees” has the meaning set forth in Section 14.6.

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 16.7(c).

“Open Matter” has the meaning set forth in Section 7.4(c).

“Organizational Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, partnership agreement, operating agreement or joint venture agreement of such Person and (c) any other similar constitutive, organizational or governing document of such Person.

“Parent” means, collectively, North Haven Energy Capital Fund LP, a Delaware limited partnership, North Haven Energy Capital Fund-A LP, a Delaware limited partnership, and North Haven Energy Capital Fund-CP LP, a Delaware limited partnership.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Party Affiliate” has the meaning set forth in Section 20.15.

“Permits” has the meaning set forth in Section 2.7.

“Permitted Encumbrances” means (a) rights-of-way, easements, permits, licenses, approvals, servitudes, franchises and other rights in respect of surface operations which do not materially interfere with (or are not reasonably required in connection with) the use, operation or development of the Assets; (b) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority; (c) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets which have not yet become due and payable or payment is being withheld as provided by Law or are being contested in good faith in the ordinary course of business by appropriate action; (d) defects and irregularities arising out of the lack of a survey; (e) defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf; (f) defects arising out of a lack of evidence of corporate authorization; (g) defects in the chain of title consisting of failure to recite marital status or the omission of succession of heirship or estate proceedings; (h) defects or irregularities arising out of improper or incomplete acknowledgement, witness, or attestation; (i) defects or irregularities of title as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against a Seller’s title (or, after the Closing, Buyer’s title); (j) the terms and conditions of all Leases, including all “free gas” arrangements under the terms of a Lease, and Material Contracts set forth on Schedule 5.7, in each case that do not operate to (i)  reduce the Net Mineral Acres set forth on Exhibit “C-2” for a Lease, (ii) reduce the net revenue interest for a Well set forth on Exhibit “B” hereto or the net revenue interest for a Lease set forth on Exhibit “C-2” hereto or (iii) increase the working interest for a Well above that set forth on Exhibit “B” hereto without a proportionate increase in the corresponding net revenue interest; (k) defects based on lack of information in Seller’s files; (l) defects or irregularities arising out of prior oil and gas leases which by their terms and on their face, expired more than five (5) years prior to the Effective Time, and which have not been released of record; (m) defects or irregularities arising out of liens, mortgages or deeds of trust which, by their terms and on their face, expired and terminated more than five (5) years prior to the Effective Time but which remain unreleased of record; (n) defects and irregularities cured by possession under applicable statutes of limitation or statutes relating to prescription; (o) all approvals or rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance; (p) Preferential Purchase Rights and Consents (including consents and approvals that are customarily obtained after a Closing in connection with a transfer of title to assets or interests similar to the Assets), in each case which are subject to Article 9; (q) nonexistent contracts, outside of the operator’s rights under the terms of any applicable operating agreement(s), for the purchase of production from third-party shippers or the gathering, transportation, treatment, injection or disposal of such third-party shipper’s proportionate share of production on any gathering system(s); (r) any maintenance of uniform interest provision; (s) royalties, overriding royalties, non-participating royalty interests, net profits interests, production payments, reversionary interests and other similar burdens on production, to the extent that such burdens do not (i)  reduce the Net Mineral Acres set forth on Exhibit “C-2” for a Lease, (ii) reduce the net revenue interest for a Well set forth on Exhibit “B” hereto or the net revenue interest for a Lease set forth on Exhibit “C-2” hereto or (iii) increase the working interest for a Well above that set forth on Exhibit “B” hereto without a proportionate increase in the corresponding net revenue interest; (t) failure to record state or federal leases; (u) Assumed Imbalances and (v) such other defects or irregularities of title as Buyer may have waived in writing.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or department or agency thereof, or any other entity.

“Pipeline Imbalances” has the meaning set forth in Section 13.5.

“Pollutants” has the meaning set forth in the definition of Environmental Laws.

“Preferential Purchase Right” has the meaning set forth in Section 9.1.

“Property Taxes” has the meaning set forth in Section 12.1.

“Records” has the meaning set forth in Section 2.6.

“Retained Assets” has the meaning set forth in Section 2.9.

“Required Consent” means a Consent that, if not obtained prior to the transfer of an Interest or Well, either (a) expressly prohibits, voids, nullifies, or grants a third party the right to void, an assignment of such Interest or Well or (b) expressly terminates (or grants a third party the right to terminate) the assignor’s interest in such Interest or Well subject to such Consent; provided, however, “Required Consent” does not include any Consent (A) that is customarily obtained after Closing or (B) which by its terms cannot be unreasonably withheld (provided such Consent does not fall within the descriptions in clauses (a) or (b) above).

“Sanction” has the meaning set forth in Section 5.31(a).

“Sanctioned Country” has the meaning set forth in Section 5.31(c).

“Sanctioned Person” has the meaning set forth in Section 5.31(c).

“Seller” has the meaning set forth in the Preamble.

“Seller’s Credit Obligations” has the meaning set forth in Section 5.32.

“Seller Fundamental Representations” means the representations and warranties in Section 5.1 (Existence), Section 5.2 (Authority), Section 5.3(b) (No Conflicts), Section 5.16 (Brokers) and the special warranty of title contained in the Conveyances.

“Seller Group” has the meaning set forth in Section 16.2.

“Seller Employer Liabilities” means any Claims related to (i) employees retained by Seller after Closing, including ERISA Liability or WARN Obligations related to such employees or (ii) severance expenses with respect to any New Employee to the extent arising from any commitments or obligations made by Seller.

“Surface Agreements” means any contracts, rights, permits, permissions or licenses to use of the surface estate as related to the Assets, including any surface leases, surface use rights or agreements or any similar surface rights, agreements or licenses relating to the Assets.

“Surface Fee Interests” has the meaning set forth in Section 2.1.

“Suspense Accounts” has the meaning set forth in Section 11.5.

“Tax Deferred Exchange” has the meaning set forth in Article 15.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing filed or required to be filed with any Governmental Authority, including any schedules or attachments thereto and any amendment thereof.

“Termination Fee” means Five Million dollars ($5,000,000).

“Termination Threshold” has the meaning set forth in Section 7.6.

“Title Defect” has the meaning set forth in Section 7.1.

“Transfer Taxes” has the meaning set forth in Section 12.3.

“Transition Services Agreement” means a transition services agreement to be executed and delivered at Closing, in substantially the form attached hereto as Exhibit “F”, pursuant to which Seller will provide certain services to Buyer as described therein.

“Vehicles” has the meaning set forth in Section 2.4.

“WARN Obligations” means any Claim under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar Laws.

“Wells” has the meaning set forth in Section 2.2.

ARTICLE 2

PURCHASE AND SALE

Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer and Buyer agrees to buy from Seller, effective as of the Effective Time for the consideration recited and subject to the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in the following (each individually referred to as an “Asset” and all collectively referred to as the “Assets”):

2.1                               Interests - All of those certain oil, gas or mineral leases and fee mineral interests (if any), described on the attached Exhibit “A-1” and any other oil, gas or mineral leases and fee mineral interests (if any) that are associated with the Wells (as defined below) and lands associated therewith or pooled, unitized or communitized therewith (the “Leases”); in each case together with all other rights, titles and interests of Seller insofar as the same pertain to the right to explore for, develop, or produce oil or gas, in the Leases and any other lands or interests covered thereby, associated therewith or pooled, unitized or communitized therewith, including all working interests, royalty interests, overriding royalty interests, net profits interests, production payments, forced pooled interests, and interests pertaining to the right to explore for, develop, or produce oil or gas acquired under contracts or otherwise in the lands covered by the Leases or Fee Interests, and any other lands or interests pooled, unitized or communitized therewith; and the surface fee interests described on the attached Exhibit “A-2” (the “Surface Fee Interests”); provided, however, that all of the foregoing are subject to the limitations described in Exhibits “A-1” and “A-2”, as applicable (the Leases, Surface Fee Interests and the lands covered thereby and other interests therein, as limited in Exhibits “A-1,” and “A-2,” are collectively referred to in this Agreement as the “Interests”).

2.2                               Wells - All of the oil and gas wells, salt water disposal wells, CO2 wells, injection wells, water source wells, monitoring wells and any other wells and wellbores located on or attributable to the Interests or on lands pooled, unitized or communitized with any portion thereof, or on lands located within any governmental drilling or spacing unit (if applicable) which includes any portion thereof, or on portions thereof associated with proved undeveloped reserves whether producing, plugged or unplugged, shut-in, or permanently or temporarily abandoned and identified on the attached Exhibit “B” (the “Wells”).

2.3                               Equipment - All personal property, fixtures and improvements and facilities, spare parts and inventory (including those items identified on Schedule 2.3), equipment, pipelines, pipeline laterals, well pads, tank batteries, well heads, treating equipment, compressors, power lines, casing, tubing, pumps, motors, gauges, meters, valves, heaters, treaters, and separators appurtenant to the Interests or Wells or used in connection with the ownership or operation of the Interests or Wells or the production, gathering, transportation, storage, treatment, sale or disposal of Hydrocarbons attributable to the Interests or Wells, including facilities, plants, treating and processing systems, casing, pipelines and flow lines; in each case insofar as the same are located on the Interests or to the extent the same are primarily used or held for use in connection with the operations of the Assets or the production of Hydrocarbons therefrom (collectively, the “Equipment”).

2.4                               Vehicles - All vehicles associated with New Employees, which will include any currently owned or leased vehicles (the “Vehicles”).

2.5                               Production - All of the oil, natural gas, condensate, casinghead gas, products or other minerals (“Hydrocarbons”), produced from, attributable or allocable to the Interests or Wells (i) from and after the Effective Time or (ii) which are in storage above the pipeline connection as of the Effective Time and for which Seller receives an upward adjustment to the Base Purchase Price, or (iii) with regard to any over-produced or under-produced volumes of Seller attributable to the Assumed Imbalances and Pipeline Imbalances.

2.6                               Easements and Surface Agreements  — All Easements and Surface Agreements, including those identified and described on the attached Schedule 2.6.

2.7                               Contract Rights and Permits  — All Contracts and all environmental and other governmental (whether federal, tribal, state or local) permits, permissions, licenses, orders, authorizations, franchises and related instruments or rights to the extent the aforementioned can be assigned and to the extent relating to the ownership, operation or use of the Interests, Wells, Equipment, Hydrocarbons attributable to the Interests or Wells, Easements and Surface Agreements (“Permits”).

2.8                               Files and Records - All of the files, records and data in their present form and in the possession of Seller directly relating to the items and interests described in Section 2.1 through Section 2.7 above including land and lease files, well files, title records including abstracts of title, title opinions, title insurance reports/policies, property ownership reports, division order and right-of-way files, contracts, production records, all logs including electric logs, core data, pressure data and decline curves and graphical production curves, operational records, technical records, production and processing records, and contract files, and all related materials in the possession of Seller, less and except (i) the general corporate files and records of Seller insofar as they relate to Seller’s business generally and are not required for the future ownership or operation of the Assets, (ii) all legal files and records (other than legal files and records included in, or are part of, the above-referenced general corporate files and records), (iii) Seller’s federal or state income, franchise or margin tax files and records, (iv) employee files, (v) reserve evaluation information or economic projections (other than reserve evaluation or economic projection materials and files previously made available to Buyer), (vi) records relating to the sale of the Assets, including competing bids, (vii) proprietary data, information and data under contractual restrictions on assignment or disclosure, (viii) privileged information, (ix) intellectual property, (x) seismic, geophysical, geological or other similar information or data not owned by Seller and not transferrable without payment of a fee or other penalty to a third party under any Contract and which Buyer has not separately agreed to pay, or (xi) any other files or records to the extent constituting Retained Assets, as defined below (subject to the above exclusions, the “Records”).

2.9                               Retained Assets - Notwithstanding anything to the contrary in Section 2.1 through Section 2.8 or elsewhere herein, the Assets do not include the following (collectively, the “Retained Assets”):

(a)                                 All rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring or accrued prior to the Effective Time;

(b)                                 All claims of Seller for refunds or loss carry forwards with respect to (i) Asset Taxes for any period prior to the Effective Time, (ii) income, franchise or similar taxes or (iii) any taxes attributable to the Retained Assets;

(c)                                  All proceeds, income, revenues, claims, refunds or other benefits (including any benefit attributable to any current or future Laws or regulations in respect of “royalty relief” or other similar measures) not otherwise enumerated above, attributable to periods prior to the Effective Time as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time, or (ii) any Retained Assets; provided, however, that, for the purposes of this Section 2.9(c), Retained Assets shall not include any such proceeds, income, revenues, claims, refunds or other benefits insofar and only insofar as related to any Assumed Obligation;

(d)                                 All documents and instruments of Seller relating to the Assets that may be protected by an attorney-client or attorney-work product privilege, other than title opinions relating to the Assets;

(e)                                  All audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any Retained Assets; provided, however, that, for the purposes of this Section 2.9(e), Retained Assets shall not include any such audit rights insofar and only insofar as related to any Assumed Obligation;

(f)                                   originals of all data, information and records relating to tax and accounting matters and copies of all other Records; and

(g)                                  Those items more particularly identified and described on Schedule 2.9 hereto.

ARTICLE 3

PURCHASE PRICE AND ALLOCATION

3.1                               Base Purchase Price - Buyer agrees to pay Seller for the Assets the total sum of fifty eight million Dollars ($58,000,000) (“Base Purchase Price”) to be paid by direct bank deposit or wire transfer in same day funds at Closing, subject only to the price adjustments set forth in this Agreement.

3.2                               Equity Commitment Letter - As evidence of good faith, Buyer has delivered to Seller at the time of the execution of this Agreement the Equity Commitment Letter, which obligates Parent to provide Buyer the funds necessary to pay, as applicable (i) the Base Purchase Price at Closing, subject to the adjustments to the Base Purchase Price as set forth in this Agreement, or (ii) the Termination Fee pursuant to Section 19.2, in each case subject to the provisions of the Equity Commitment Letter.

3.3                               Adjustments to the Base Purchase Price - The Base Purchase Price shall be adjusted as follows:

(a)                                 Upward Adjustments - The Base Purchase Price shall be adjusted upward for the following, without duplication:

(i)                                    all production expenses, operating expenses, operated and non-operated overhead charges (excluding any corporate overhead charges that would not be reimbursable pursuant to COPAS under a joint operating agreement or similar charges under an applicable pooling order) and capital expenditures paid by Seller in connection with the ownership and operation of the Assets, including lease option, extension or rental  payments, attributable to the production periods from and after the Effective Time (including pre-paid royalties and taxes attributable to Hydrocarbons that are attributable to the Interests or Wells produced and saved from and after the Effective Time, and all other pre-paid charges attributable to the periods from and after the Effective Time);

(ii)                                 all proceeds attributable to the sale of Hydrocarbons from the Interests or Wells and all other income and benefits received by Buyer attributable to production, ownership and operation of the Assets for production periods prior to the Effective Time (net of royalties, overriding royalties and other burdens on Seller’s share of production not otherwise accounted for hereunder);

(iii)                              all positive adjustments, if any, regarding Additional Interests, as provided in Section 7.2;

(iv)                             an amount equal to the Imbalance Adjustment to the extent such amount represents an underbalanced (or under-produced or under-received balance) as provided in the provisions of Section 13.4;

(v)                                adjustments for all oil in storage above the pipeline connection, as provided in Section 13.1;

(vi)                             adjustments for over-delivered Pipeline Imbalances (volumes owed to Seller) as provided in Section 13.5;

(vii)                          all royalty overpayment amounts and future deductions as royalty offsets associated with the Assets as of the Effective Time; and

(viii)                       any other upward adjustments to the Base Purchase Price specified in this Agreement.

(b)                                 Downward Adjustments - The Base Purchase Price shall be adjusted downward for the following, without duplication:

(i)                                    except as otherwise provided in this Agreement, all production expenses, operating expenses, operated and non-operated overhead charges (excluding any corporate overhead charges that would not be reimbursable pursuant to COPAS under a joint operating agreement or similar charges under an applicable pooling order) and other costs under applicable operating agreements (or other contracts, pooling orders, or other similar agreements) and other expenses, costs and charges paid by Buyer in connection with the Assets and attributable to production periods prior to the Effective Time, including taxes, capital expenses and other costs;

(ii)                                 except as otherwise provided in this Agreement, all proceeds attributable to the sale of Hydrocarbons attributable to the Interests or Wells and all other income and benefits received by Seller and attributable to the production, operation or ownership of the Assets for production periods on or after the Effective Time (net of royalties, overriding royalties (other than royalties and overriding royalties that are conveyed as part of the Assets) and other burdens on Buyer’s share of production not otherwise accounted for hereunder);

(iii)                              all adjustments regarding Title Defects, in accordance with the provisions of Article 7;

(iv)                             all adjustments regarding Environmental Defects, in accordance with the provisions of Article 8;

(v)                                all adjustments regarding exercised Preferential Purchase Rights or the failure to obtain any Required Consents, as contemplated in Article 9;

(vi)                             all adjustments regarding Casualty Defects, in accordance with the provisions of Article 17;

(vii)                          an amount equal to the Imbalance Adjustment to the extent such amount represents an overbalanced (or over-produced or over-received balance) as provided in the provisions of Section 13.4;

(viii)                       adjustments for under-delivered Pipeline Imbalances (volumes owed by Seller), as provided in Section 13.5; and

(ix)                             any other downward adjustments to the Base Purchase Price as specifically provided for under the terms of this Agreement.

3.4                               Allocation of Base Purchase Price - Seller and Buyer agree that the Base Purchase Price shall be allocated among the Assets as set forth on the attached Exhibit “C-1 — Wells” and Exhibit “C-2 — Leases” (the “Allocated Values”) for the purpose of (i) providing notices, or obtaining waivers, of any Preferential Purchase Rights or Required Consents affecting any Asset(s), (ii) determining the value of a Title Defect and (iii) handling those instances for which the Base Purchase Price is to be adjusted.

ARTICLE 4

ACCESS TO ASSETS AND DATA; DISCLAIMERS; GOVERNMENTAL REVIEWS

4.1                               Access - Pursuant and subject to the terms and provisions of that certain Access Agreement entered into by and between Seller and Presidio Petroleum LLC dated February 22, 2018 (the “Access Agreement”), Seller shall provide Buyer, its Affiliates and Buyer’s authorized representatives, at any reasonable time(s) before the Closing, (i) reasonable physical access, at Buyer’s sole risk, cost and expense, to the Assets that are operated by Seller to allow Buyer to conduct on-site visual and ASTM Phase I environmental site assessments of the Assets (which assessments shall not include testing, sampling, boring, drilling or other investigation activities, the operation of any equipment by Buyer or Buyer’s authorized representatives or any “Phase II” environmental assessment, without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion), to the extent Seller has the right to grant such access for such purpose; and (ii) access to the Records and other Assets, to the extent the same are in Seller’s or its representatives’ possession and relate to the Assets; provided, however, Seller shall have no obligation to provide Buyer access to any interpretative or predictive data or information which Seller considers confidential or proprietary or which Seller believes in good faith they cannot provide Buyer because of third-party restrictions.

In connection with any on-site inspections, Buyer agrees to not unreasonably interfere with the normal operation of the Assets and further agrees that under no circumstances shall it perform any tests, sampling, boring, drilling or other investigation activities of any nature on the Assets without the prior express written consent of Seller, which consent may be withheld at Seller’s sole discretion.  IN CONNECTION WITH GRANTING SUCH ACCESS, AND EXCEPT TO THE EXTENT THAT SUCH CLAIMS ARE CAUSED BY THE GROSS NEGLIGENCE OF SELLER, BUYER WAIVES AND RELEASES ALL CLAIMS AGAINST SELLER GROUP (AS DEFINED IN SECTION 16.2) FOR INJURY TO, OR DEATH OF PERSONS, OR DAMAGE TO PROPERTY INCURRED, HOWSOEVER CAUSED, IN CONNECTION WITH THE PERFORMANCE OF THIS DILIGENCE AND BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST ALL SUCH CLAIMS, EXCEPT IN EACH CASE TO THE EXTENT ATTRIBUTABLE TO SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

4.2                               Disclaimer - Buyer specifically understands and acknowledges the following:

(a)                                 Title - Subject to the other provisions contained in this Agreement, title to the Assets shall be transferred and conveyed from Seller to Buyer at Closing with a “by, through and under” warranty of title through the Effective Time, continuing until the second (2nd) anniversary of the Closing, and shall otherwise be conveyed in accordance with the terms of this Agreement and the Conveyances.

(b)                                 Disclaimer of Warranty - EXCEPT AS EXPRESSLY PROVIDED FOR OTHERWISE IN THIS AGREEMENT, OR IN THE CONVEYANCES, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE TITLE OR CONDITION OF THE ASSETS AND ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS, INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iii) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS OR OTHER VICES, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LATENT OR PATENT; (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT OR INFRINGEMENT OF ANY OTHER INTELLECTUAL PROPERTY RIGHT; (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT INCLUDING NORM OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH; OR (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING TITLE TO ANY OF THE ASSETS.  UPON CLOSING, IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT AS EXPRESSLY PROVIDED FOR OTHERWISE IN THIS AGREEMENT, OR IN THE CONVEYANCES, THE PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS AND THE CONDITION OF THE ASSETS ARE BEING CONVEYED TO BUYER “AS IS, WHERE IS,” WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER WAIVES ANY CLAIM(S) FOR BREACH OF WARRANTY UNDER THE CONVEYANCES, WHICH WERE NOT ASSERTED BY BUYER IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.  AS ONE OF ITS CONDITIONS TO CLOSING, BUYER ACKNOWLEDGES, AGREES AND REPRESENTS TO SELLER THAT AS OF CLOSING BUYER WILL

HAVE BEEN GIVEN THE OPPORTUNITY TO MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.  FURTHERMORE, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND IN NO WAY GUARANTEES ANY RATES, FEES OR PRICING RECEIVED OR BARGAINED FOR BY SELLER WITH ANY THIRD-PARTY RELATED TO THE KEY FACILITIES.

(c)                                  Additional Disclaimer - EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR IN THE CONVEYANCES, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE AND BUYER HAS NOT RELIED UPON, ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OR MATERIALITY OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS (WHETHER WRITTEN, ORAL OR OTHERWISE) HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS.  ANY AND ALL SUCH FILES, RECORDS, DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLER, WHETHER MADE AVAILABLE PURSUANT TO THIS ARTICLE 4 OR OTHERWISE, ARE PROVIDED TO BUYER AS A CONVENIENCE AND ACCOMMODATION, AND ANY RELIANCE UPON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

4.3                               Governmental Reviews - Seller and Buyer shall each in a timely manner make (or cause its applicable Affiliate or representative(s) to make) (i) all required filings, including filings required under the Hart-Scott-Rodino Act, and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transaction contemplated hereby, and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations.  Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.  Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transaction contemplated by this Agreement, regardless of whether Buyer, Seller, or any Affiliate of either of them is required to make the payment.

ARTICLE 5

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents the following to Buyer as of the Execution Date:

5.1                               Existence - It is an entity duly organized and validly existing and in good standing under the Laws of its state of formation, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets owned by it are located.

5.2                               Authority - Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.  Furthermore, as of the Execution Date, Seller has obtained all necessary board of directors and such other internal approvals as are required under its own corporate governance requirements to close this transaction.  This Agreement constitutes the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

5.3                               No Conflicts

(a)         Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will result in any material default under any agreement or instrument to which Seller is a party or by which the Assets are bound, or materially violate any order, writ, injunction, statute, rule, decree or regulation applicable to Seller, except for (a) Required Consent requirements, (b) approvals or Required Consents from Governmental Authorities and (c) as would not be reasonably expected to have a material adverse effect on the ownership, operation or value of the Assets, taken as a whole.

(b)         Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will result in any material default under any of Seller’s Organizational Documents.

5.4                               Compliance - Except as set forth on Schedule 5.4, all of the Assets, as owned and operated by Seller, are in material compliance with all applicable Laws, rules, regulations, ordinances and orders of all Governmental Authorities having jurisdiction.

5.5                               Payment of Royalties - All royalties and in-lieu royalties with respect to the Assets which accrued or are attributable to the period prior to the Effective Time have been paid, or are included within the Suspense Accounts being conveyed to Buyer pursuant to Section 11.5.

5.6                               Taxes - As to the Assets operated by Seller (and to Seller’s Knowledge, all other Assets), (i) all Tax Returns with respect to Asset Taxes required to be filed have been timely filed, (ii) all such Tax Returns are true and correct in all material respects, (iii) all Asset Taxes for which Seller remits payment have been timely paid and to Seller’s Knowledge, all Asset Taxes remitted by third parties have been timely paid, (iv) there is not in force any waiver of any statute of limitations with respect to material Asset Taxes or any extension of time with respect to a material Tax assessment or deficiency, and (v) none of the Assets is subject to a tax partnership agreement or any other agreement requiring the filing of partnership Tax Returns for U.S. federal income tax purposes.

5.7                               Material Contracts - Schedule 5.7 sets forth, as of the Execution Date, all Material Contracts.  Schedule 5.7(a) sets forth, as of the Execution Date, any Material Contract that is a farm-out agreement for which drilling obligations have not been fully satisfied.  Except as set forth on Schedule 5.7(b), as of the Execution Date, (a), each Material Contract is in full force and effect, (b) Seller has not received written notice of its breach or default under any Material Contract, (c) to Seller’s Knowledge, no other party to any such Material Contract is in breach thereof or in default thereunder, (d) and no event has occurred that with notice or lapse of time, or both, would constitute any default under any Material Contract by Seller or, to Seller’s Knowledge, any other party to any Material Contract.  Prior to the Execution Date, Seller has made available to Buyer copies of each Material Contract and all material amendments thereto that are in Seller’s possession and control, and such copies are true and complete in all material respects.  Seller has not received or given any resolved written notice of termination or default with regards to any Material Contract.

5.8                               Permits - Except as set forth on Schedule 5.8, as of the Execution Date, (a) Seller has not received written notice of its default under any Permit, and (b) as to Wells (i) operated by Seller, each Permit is in full force and effect and (ii) not operated by Seller, to Seller’s Knowledge, each Permit is in full force and effect.

5.9                               Litigation and Claims - Except as set forth on Schedule 5.9, no suit, action, proceeding, lawsuit or other litigation is pending, or, to Seller’s Knowledge, threatened against Seller with respect to any of the Assets.

5.10                        Sale Contracts - Except for (a) contracts governing Seller’s sale of Hydrocarbons attributable to the Interests or Wells in the ordinary course, (b) the disposition in the ordinary course of equipment no longer suitable for oil and gas field operations or replaced with equipment of equivalent value, or (c) this Agreement, there are no contracts or options outstanding for the sale, exchange or transfer of Seller’s interest in the Assets or any portion thereof.

5.11                        Notices - Except as set forth on Schedule 5.11, (a) Seller’s operation of the Assets is not the subject of any pending material regulatory compliance or enforcement actions, and (b) Seller has not received written notice with respect to Seller’s operation of the Assets, which (i) has not heretofore been complied with, in all material respects, regarding any material violation of applicable Laws, rules or regulations of any Governmental Authority with jurisdiction therein, or (ii) that remains uncured, and that would, individually or in the aggregate, have a material adverse effect on the Assets (taken as a whole).

5.12                        Take-or-Pay - Seller is not obligated, under a take-or-pay or similar arrangement, to allow its Hydrocarbons attributable to the Interests or Wells to be sold, without receiving full payments at the time of delivery in an amount that corresponds to the net revenue interest in the Hydrocarbons attributable to any Well described in Exhibit “B” (other than with regard to certain obligations relative to Assumed Imbalances or Pipeline Imbalances, as contemplated under Sections 13.4 and 13.5, respectively).

5.13                        Timely Payment and Leases In Effect - Seller has paid its share of all costs payable by it under the relevant Leases and the Material Contracts as of the Effective Time, except those included in the Suspense Accounts or being contested in good faith.  Seller is not in default with respect to any of its material obligations under the Leases.

5.14                        Imbalances - Except as set forth on Schedule 13.4, there are no gas or other Hydrocarbon production imbalances existing as of the Effective Time with respect to any of the Wells.

5.15                        Outstanding Obligations - Except as otherwise described in Schedule 5.15, as of the Execution Date, there are no outstanding authorizations for expenditures or capital commitments in excess of fifty thousand U.S. Dollars ($50,000), individually, net to Seller’s interest, or other written commitments or proposals to conduct operations on the Assets.

5.16                        Brokers - Seller has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transaction contemplated hereby for which Buyer shall have any responsibility whatsoever.

5.17                        Consents - Except (a) as set forth in Schedule 5.17, (b) for Preferential Purchase Rights and (c) for those waivers, consents to assign, approvals or other similar rights customarily obtained from Governmental Authorities after Closing, there are no Consents required in connection with the conveyance of the Assets from Seller to Buyer under the terms of this Agreement.

5.18                        Preferential Purchase Rights - Except as set forth in Schedule 5.18, there are no Preferential Purchase Rights to which the Assets are subject, which would be triggered by this Agreement, and to which a notice would be required under the terms thereof due to the Parties entering into this Agreement.

5.19                        Supplements to Schedules - With respect to the Schedules corresponding to the representations and warranties of Seller contained in this Article 5, Seller may update and supplement such Schedules as to facts and matters first arising after the Execution Date by providing promptly, but in no event any later than ten (10) Business Days prior to the Closing Date, any such updates and supplements to Buyer.  Only those Schedules delivered by Seller on the Execution Date shall be considered for the purposes of determining whether the condition to Buyer’s obligation to close the transaction pursuant to Section 10.2(a) has been satisfied, and, for the avoidance of doubt, any update or supplement delivered pursuant to this Section 5.19 shall be disregarded for the purposes thereof.  If Closing occurs, Seller shall be deemed not to have breached or violated any of its representations and warranties contained in this Article 5 with respect to the information disclosed in any such supplement or update.  From and after the Closing, references to the Schedules shall be references thereto as so supplemented or updated.

5.20                        Condemnation.  — As of the Execution Date, there is no actual or, to Seller’s Knowledge, threatened, taking (whether permanent, temporary, whole or partial) of any part of Seller’s Assets by reason of eminent domain, condemnation or the threat of condemnation.

5.21                        Payout Balances.   — Schedule 5.21 contains a complete list of the status of any “payout” balance, as of the dates shown in such Schedule, with respect to Wells subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

5.22                        Environmental Matters.  — Except as described on Schedule 5.22, Seller has not received any written notice of violation of any Environmental Laws relating to the Assets where such violation has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Authority.

5.23                        Audits.  — There are no audits currently being conducted by Seller and Seller is not currently being audited by third parties of joint accounts under any operation agreements to the Assets.

5.24                        Personal Property.  — Seller has defensible title to, or a valid contractual right to use, all personal property included in the Assets, free and clear of any encumbrances, except for Permitted Encumbrances.

5.25                        Current Plugging Obligations.   — Seller has not received any notices or demands from any Governmental Authority or, to Seller’s Knowledge, any other Person to plug any Wells or wells on the Lands.

5.26                        Easements.  — To Seller’s Knowledge, each of the Easements used or held primarily for use in connection with the ownership or operation of the Assets is legal, valid, binding, enforceable and in full force and effect and Seller is not in material breach of or material default under any such Easement, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any such Easement.

5.27                        No Affiliate Relationship. — The Equipment and the Vehicles are owned or held for use by Seller and not owned or held for use by any Affiliate of Seller.

5.28                        Oil and Gas Operations.  — All Wells drilled and currently operated by Seller have been drilled, completed, operated and produced in compliance in all material respects with applicable leases, pooling and unit agreements, joint operating agreements and Laws.

5.29                        Hedges.   — There are no futures, hedges, swaps, collars, puts, calls, floors, caps, options, or any other Contracts intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons of Seller with respect to the Assets that would continue to bind Buyer with respect to the Assets after Closing.

5.30                        Seller’s Credit Obligations.  Schedule 14.5 sets forth a true and correct list of all material bonds, letters of credit, guarantees and insurance, if any, posted or owned by Seller with any Governmental Authority or third party and relating to the Assets.

5.31                        Anti-Corruption and Economic Sanctions.

(a)                                 Seller has conducted its business and operated the Assets in compliance with applicable (i) anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977 and (ii) economic sanctions Laws, regulations and programs administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“Sanctions”).

(b)                                 Seller is not and has not been the subject of any investigation, inquiry, or enforcement proceedings by any governmental, administrative, or regulatory body or any customer regarding any offense or alleged offense under any applicable (i) anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977, or (ii) Sanctions, and no such investigation, inquiry, or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry, or proceedings.

(c)                                  Neither Seller nor any of its directors, managers or executive officers is an individual or entity that is (i) the subject of any Sanctions (a “Sanctioned Person”), or (ii) located, organized, or resident in a country or territory that is the subject of comprehensive territorial Sanctions (a “Sanctioned Country”, currently including the Crimea region of the Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

ARTICLE 6

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents the following to Seller as of the Execution Date:

6.1                               Information - Buyer represents that it is a sophisticated purchaser, knowledgeable in the evaluation of oil and gas properties of the nature being acquired by Buyer hereunder and has performed preliminary due diligence on the Assets and performed all necessary tasks involved in evaluating the Assets, to Buyer’s complete satisfaction.  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS THAT PRIOR TO CLOSING IT SHALL HAVE FULLY INSPECTED THE ASSETS AND UPON CLOSING, BUYER WILL ACCEPT THE ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.”  BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND IN THE CONVEYANCES, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN, ORAL, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING SELLER’S INTERNAL APPRAISALS AND INTERPRETIVE DATA.  Buyer acknowledges and affirms that it has relied and will rely solely upon Seller’s representations, warranties or covenants in this Agreement and on its own independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the Hydrocarbons, and other reserves associated with the Assets.

6.2                               Knowledge and Experience - Buyer (a) is engaged in the business of exploring for and producing oil and gas or other valuable minerals as an ongoing business and (b) is purchasing the Assets for its own account for investment purposes and not with the intent to resell the Assets in violation of any federal or state securities Laws.  Buyer is an experienced and knowledgeable investor in oil and gas properties, is knowledgeable with respect to the tax ramifications associated therewith and herewith, and has the financial and business expertise to fully evaluate the merits and risks of the transactions covered by this Agreement and has relied and will continue to rely solely upon the basis of its own independent investigation of the Assets for all purposes (including the geologic and geophysical characteristics of the Assets, the estimated Hydrocarbon reserves recoverable therefrom, and the price and expense assumptions applicable thereto).  In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets.  Buyer acknowledges that it has had the opportunity to seek the advice of Persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties.

6.3                               No Conflicts - Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will result in any material default under any agreement or instrument to which Buyer is a party, or materially violate any order, writ, injunction, statute, rule, decree or regulation applicable to Buyer, except as would not be reasonably expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated or to satisfy its continuing obligations hereunder.

6.4                               No Warranty - Buyer acknowledges that, except as expressly provided for otherwise in this Agreement or in the Conveyances, Seller has not made any representation, covenant or warranty, express or implied, at common law, by statute or otherwise, relating to the title or condition of the Assets, including any implied or express warranty of merchantability, of fitness for any particular purpose, or of conforming to models or samples of materials as to any personal property, fixtures or structures conveyed pursuant to this Agreement.  Buyer further acknowledges that no Claim(s) may be asserted nor may any proceeding be commenced by Buyer against Seller arising out of or related to a Title Defect for which Buyer failed to deliver a written notice to Seller in accordance with the terms and conditions of this Agreement, and that any such Claim(s) shall be deemed to have been waived by Buyer under the terms of Section 7.3.

6.5                               Existence - Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware, and is duly qualified to carry on its business in the State(s) where the Assets are located.

6.6                               Authority - Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.  Furthermore, as of the Execution Date, Buyer has obtained all necessary board of directors and such other internal approvals as may be required under its own corporate governance requirements to close this transaction, subject to the terms of this Agreement.  This Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.  The execution, delivery and performance of this Agreement and the documents entered into pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not violate, or conflict with, any material provision of Buyer’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound.

6.7                               Liability for Broker’s Fees - Buyer has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

6.8                               Financial Resources - At Closing and in accordance with the Equity Commitment Letter, Buyer will have all funds necessary to pay the Base Purchase Price and any other amounts as required by this Agreement.  Buyer’s ability to consummate the transactions contemplated hereby is not contingent on its ability to secure financing or to complete any public or private placement of securities prior to or upon Closing.

6.9                               Qualification to Assume Operatorship - At Closing, Buyer or an Affiliate will be qualified to own and assume operatorship of all Leases, including the Assets, in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator.  To the extent required by the applicable state, tribal and federal governmental bodies or agencies, Buyer or an Affiliate will have at Closing, and will continue to maintain, lease bonds, area-wide bonds, or any other surety bonds or insurance policies as may be required by, and in accordance with, any Governmental Authorities with jurisdiction over the ownership or operation of such Assets or under any operating agreement listed on Schedule 5.7 or Schedule 5.7(a).

6.10                        Consents - No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

6.11                        Litigation - There is no suit, action, demand, proceeding, lawsuit or other litigation by any Person or Governmental Authority pending or, to Buyer’s Knowledge, threatened against Buyer that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to assume the Assumed Obligations.

6.12                        No Known Title Defects - As of the Execution Date, Buyer has no Knowledge of any Title Defects against the Assets for which it (i) has not previously disclosed to Seller, and (ii) will submit a Title Defect notice.

6.13                        No Known Environmental Defects - As of the Execution Date, Buyer has no Knowledge of any Environmental Defects against the Assets for which it will submit an Environmental Defect notice.

ARTICLE 7

TITLE

7.1                               Title Defects - Buyer shall notify Seller in writing of any Title Defect in any Well or Lease promptly after discovering the Title Defect but in no event later than on or before May

14, 2018 (the “Due Diligence Period”).  For purposes of this Agreement, a “Title Defect” shall mean a deficiency which individually per Well exceeds Fifty Thousand U.S. Dollars ($50,000) or individually per Lease exceeds Fifty Thousand U.S. Dollars ($50,000) in one (or more) of the following respects (other than Permitted Encumbrances):

(a)                                 Adverse Claims — Seller’s title as to all or part of a Well or Lease is subject to (i) an outstanding mortgage which is not released on or before Closing; (ii) a deed of trust which is not released on or before Closing; (iii) any other lien or similar encumbrance which is not released on or before Closing; or (iv) a pending claim or cause of action in which a competing ownership interest in a Well or Lease is claimed or implied;

(b)                                 Decreased Net Revenue Interest - Seller owns less than the net revenue interest shown on Exhibit “B” for a particular Well as to the producing formation set forth on Exhibit “B” for such Well, or Exhibit “C-2” for a Lease, except for decreases (A) in connection with those operations in which Seller, with Buyer’s consent, may from and after the Execution Date become a non-consenting co-owner, (B) resulting from pooling, unitization, communitization or spacing matters or (C) in connection with any third party payouts of non-consent penalties;

(c)                                  Increased Working Interest - Seller owns more than the working interest shown on Exhibit “B” for a particular Well as to the producing formation set forth on Exhibit “B” for such Well, without a proportionate increase in the corresponding net revenue interest shown on Exhibit “B”; and

(d)                                 Fewer Net Mineral Acres — Seller owns fewer Net Mineral Acres than shown on Exhibit “C-2” for a given Lease except for decreases (A) in connection with those operations in which Seller, with Buyer’s consent, may from and after the Execution Date become a non-consenting co-owner, or (B) resulting from pooling, unitization, communitization or spacing matters;

provided, however, that no Title Defect shall be deemed to exist or shall be asserted by Buyer with respect to (i) any Well operated by Buyer (or any of its Affiliates), or (ii) any Lease in which Buyer (or any of its Affiliates) owns an interest, in each case, as of the Execution Date or at any point during the Due Diligence Period.

7.2                               Additional Interests - During the Due Diligence Period, Buyer shall promptly notify Seller in writing if Buyer determines (or is made aware of the possibility) that Seller has (i) a lesser working interest (without a proportionate decrease in the corresponding net revenue interest) with respect to all or any part of any Well than shown on Exhibit “B”, (ii) a greater net revenue interest with respect to all or any part of any Well than that set forth in Exhibit “B” or all or any part of any Lease than that set forth in Exhibit “C-2,” as applicable, or (iii) a greater number of Net Mineral Acres in any given Lease shown on Exhibit “C-2” (collectively, such items shall be referred to as an “Additional Interest”).  At any point during the Due Diligence Period, Seller may notify Buyer in writing of any Additional Interest.

7.3                               Notices - Any Title Defect notice pursuant to Section 7.1 or Additional Interest notice pursuant to Section 7.2 shall include appropriate documentation to substantiate the applicable position and the estimated value of the Title Defect or Additional Interest.  To be effective, Buyer’s Title Defect and Additional Interest notices (or Seller’s Additional Interest notice) must be asserted in good faith, delivered in writing, and include (i) a description of the alleged Title Defect or Additional Interest as to the affected Lease or Well, (ii) the Allocated Value of the affected Lease or Well as well as the alleged amount of the Title Defect or Additional Interest being claimed in good faith, (iii) a brief description of the matter constituting the asserted Title Defect or Additional Interest and the basis for such Title Defect or Additional Interest, (iv) the computations for such Title Defect amount or Additional Interest amount, (v) to the extent then known by the claiming Party, the necessary curative for each Title Defect or documentation or evidence verifying such Additional Interest, and (vi) supporting documentation reasonably necessary for the Party to whom such notice has been delivered to verify the existence of such asserted Title Defect or Additional Interest.  If any such notice is not timely delivered, the claimant shall thereafter be deemed to have forever waived and shall have no right to assert such Title Defect or Additional Interest as the basis for an adjustment to the Base Purchase Price or make a Claim for any indemnity hereunder or breach of warranty pursuant to the Conveyances.

7.4                               Adjustments to Base Purchase Price - Upon timely delivery of a notice pursuant to Sections 7.1 or 7.2, either by Buyer or by Seller, Buyer and Seller shall meet on or before May 21, 2018 and use their reasonable commercial efforts to agree upon the validity of any claims for Title Defects or Additional Interests and the amount of any Base Purchase Price adjustment using the following criteria:

(a)                                 Liquidated Charges - If the adjustment is based upon a lien, encumbrance, or other charge upon a Well or Lease which is liquidated in amount or which can be estimated with reasonable certainty, then the adjustment shall be the sum necessary to be paid to the obligee to remove the encumbrance from the affected Well or Lease, but in no event will such adjustment exceed the Allocated Value of the affected Asset(s).

(b)                                 Ownership Variance - If the adjustment is based upon Seller owning a lesser or greater net revenue interest with a corresponding proportionate lesser or greater working interest in a Well than that shown on Exhibit “B”, then the adjustment shall be proportionate to the amount allocated to the affected Well on Exhibit “C-1.”  If the adjustment is based upon a lesser or greater net revenue interest without a corresponding proportionate lesser or greater working interest in a Well than that shown on Exhibit “B,” then the Parties shall use their best efforts to agree upon a mutually acceptable Base Purchase Price adjustment based upon the Allocated Value for such Well as set forth on Exhibit “C-1.”  If the adjustment is based upon a lesser or greater net revenue interest in a given Lease than that shown on Exhibit “C-2,” then the Parties shall use their best efforts to agree upon a mutually acceptable Base Purchase Price adjustment based upon the Allocated Value for such Lease as set forth on Exhibit “C-2.” Likewise, if the adjustment is based upon Seller owning a fewer or greater number of Net Mineral Acres in a Lease than that shown on Exhibit “C-2”, then the adjustment shall be proportionate to the amount allocated to the affected Lease on Exhibit “C-2”.

(c)                                  Valuation of Title Defects and Additional Interests - If the adjustment is for an item other than as set forth in (a) or (b) above, Buyer and Seller shall endeavor to mutually agree on the amount of the Base Purchase Price adjustment.  If the Parties cannot agree to the existence of a Title Defect or Additional Interests or the applicable adjustment, the matter shall be resolved in accordance with the dispute resolution provisions in Section 20.3.  Any such item shall be referred to as an “Open Matter”.  Notwithstanding any of the preceding provisions of this Article 7, all adjustments applicable to Title Defects or Additional Interests shall be made prior to Closing which Closing shall be extended until resolution of any disputes relating to the Title Defects or Additional Interests; provided, however, that if adjustments for Title Defects, Environmental Defects, Casualty Defects and Open Matters (excluding Additional Interests), in each case that are alleged in good faith, do not, in the aggregate, exceed twenty-five percent (25%) of the Base Purchase Price, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute unless Seller elects exclusion of the affected Assets; provided that the Closing may also be delayed at Seller’s election in the event that Buyer seeks to terminate this Agreement in accordance with Section 7.6.

Notwithstanding anything to the contrary herein, the amount of any Base Purchase Price adjustment for any Title Defect shall be determined without duplication of any costs or losses included in any other adjustments for Title Defects hereunder, or for which Buyer otherwise receives a downward adjustment in the Base Purchase Price.  For all Title Defects and Additional Interests, subject to the provisions of Section 7.1, Seller shall (i) in the case of Title Defects, elect to either: (1) sell to Buyer the entire Well(s) or Lease(s) affected by the Title Defect but reduce the Base Purchase Price by the agreed upon amount associated with such Title Defect or (2) if, and only if, the amount of the Title Defect exceeds fifty percent (50%) of the Allocated Value of the Lease(s) or Well(s) subject to such Title Defect, exclude from this transaction any Well or Lease affected by the Title Defect and reduce the Base Purchase Price for the entire Allocated Value of the Well(s) or Lease(s) so excluded; provided, however, that if any such Well or Lease affected by the Title Defect is excluded from this transaction pursuant to this clause (2) and Seller cures the Title Defect to Buyer’s reasonable satisfaction prior to one hundred eighty (180) days after Closing, Buyer shall purchase the said excluded Asset for its Allocated Value as of the Effective Time; or (ii) in the case of an Additional Interest, sell to Buyer the entire Well(s) or Lease(s) affected by the Additional Interest at the original Allocated Value set forth on Exhibit “C-1” or Exhibit “C-2” attributable to such Wells or Leases as applicable, increased by the agreed upon amount associated with such Additional Interest.  If, after the end of the one hundred eighty (180) day cure period, Seller and Buyer are unable to agree on the existence or extent of any Title Defect (or cure thereof), Additional Interest or the amounts to be attributable thereto, such dispute(s) shall be exclusively and finally resolved in accordance with the provisions of Section 20.3.

7.5                               Deductible for Title, Environmental, or Casualty Defects - Notwithstanding the provisions set forth above, no individual Title Defect, Environmental Defect, or Casualty Defect shall result in an adjustment to the Base Purchase Price unless the aggregate net value of the sum (as a deductible and not a threshold) of (a) all Title Defects agreed to by the Parties, (b) all Environmental Defects agreed to by the Parties, and (c) Casualty Defects are greater than three percent (3%) of the Base Purchase Price (the “Deductible Amount”).  In such event, the Base Purchase Price on the Closing shall be adjusted by the aggregate net value of the sum of (a) all Title Defects agreed to by the Parties, (b) all Environmental Defects agreed to by the Parties and (c) Casualty Defects, which collectively exceed the Deductible Amount.

7.6                               Termination Threshold for Defects - If, because of agreed Title Defects and Environmental Defects, Open Matters (excluding Additional Interests), Casualty Defects alleged in good faith, and removed or excluded Assets due to exercised Preferential Purchase Rights or un-obtained Required Consents, in the aggregate, the Base Purchase Price would be adjusted downward by an amount exceeding twenty-five percent (25%) of the Base Purchase Price (the “Termination Threshold”) either Party may, upon written notice to the other Party, terminate this Agreement; provided that in the event the Termination Threshold is met, subject to Seller’s right to exclude an Asset under Sections 7.4(c) or 8.2(b), Seller may elect to delay Closing for a period of up to thirty (30) days and elect to cure Open Matters during such 30-day period or submit Open Matters to arbitration in accordance with Section 20.3.  Such arbitration shall be conducted by a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience reviewing oil and gas titles involving properties in any of the regional areas in which the Assets are located.  The arbitrator’s determination shall be made within fifteen (15) days after submission of Open Matters and shall be final and binding upon both Parties.

ARTICLE 8

ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY

8.1                               Acceptance of Environmental Condition - Buyer shall give Seller notice (an “Environmental Notice”) of any fact or circumstance that (i) causes a Well or any other Asset to be in violation of a currently existing Environmental Law as of the Execution Date, and (ii)  requires or would require a Lowest Cost Response, individually per Well or Asset, that exceeds Fifty Thousand U.S. Dollars ($50,000) (“Environmental Defect”). Each Environmental Defect will be addressed as a single incident or condition, and the Environmental Defects shall not be aggregated on a per condition basis or otherwise (i.e., a condition found at all of the Wells shall not be aggregated, but instead, shall be evaluated on a site-by-site basis). For the purpose of this

Agreement, an Environmental Notice, in each case, must comply with all of the following conditions precedent:

(a)                                 The Environmental Notice must be received by Seller promptly after discovery of the Environmental Defect by Buyer, but in any event on or before the end of the Due Diligence Period, and thereafter any such claim shall be deemed to have been waived;

(b)                                 The Environmental Notice must be based on credible and probative evidence substantiated in good faith by Buyer’s environmental experts (which may include internal employees or personnel of Buyer, its Affiliates or third parties) that shows it is more likely than not that there exists an Environmental Defect;

(c)                                  The evidence referred to in Section 8.1(b) must be fully described, substantiated in good faith by Buyer’s environmental experts, and in the case of documentary evidence, enclosed;

(d)                                 The Environmental Notice must reasonably describe the remediation and restoration required to remedy the Environmental Defect, or the potential damages claimed or likely to be claimed by a third party (the “Cleanup”), each as recommended or estimated in good faith by Buyer’s environmental experts; and

(e)                                  The Environmental Notice must state Buyer’s good faith estimate of the Lowest Cost Response.  For purposes of this Agreement, the term “Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, remediates, removes or remedies the applicable Environmental Defect at the lowest cost sufficient to comply with the applicable Environmental Laws as compared to any other response that is required or allowed under Environmental Laws.  The Lowest Cost Response may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws.  Notwithstanding the foregoing, the Lowest Cost Response shall not include (and Seller shall have no liability for) (i) the costs of Buyer’s or its Affiliates’ employees, (ii) overhead costs of Buyer or its Affiliates, (iii) costs and expenses that would not have been required under Environmental Laws as they exist at the Execution Date, (iv) Losses, costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws.  For purposes of this Agreement, the term “Loss” shall include any estimated Cleanup, costs, losses, expenses, liabilities (including civil fines), damages, demands, suits, sanctions, reasonable fees and expenses of attorneys, technical experts, consultants, and expert witnesses.

If Buyer does not provide Seller with an Environmental Notice within the period set forth above, then at Closing, Buyer shall be deemed to have accepted such Well(s) in their current condition and to have forever waived Buyer’s right to assert an Environmental Defect with respect thereto.

8.2                               Remedy for Environmental Defects - If Buyer gives a valid Environmental Notice in accordance with Section 8.1, Seller may provide for one of the remedies in Section 8.2(a) with respect to the Environmental Defect that is subject to such Environmental Notice, but each such remedy, and the aggregate of all remedies, shall be limited in accordance with Section 7.5.

(a)                                 If Buyer delivers a valid Environmental Notice to Seller, then (i) Seller, at its election, shall have the option of (A) remediating the Environmental Defect and completing the Lowest Cost Response arising from such Environmental Defect, (B) contesting the existence of an Environmental Defect or Buyer’s estimate of the Lowest Cost Response associated with the Environmental Defect pursuant to Section 8.2(c), or (C) paying Buyer’s good faith estimate of the Lowest Cost Response associated with the Environmental Defect in the form of a reduction to the Purchase Price (an “Environmental Adjustment”), and (ii) if, and only if, Buyer’s estimate of the Lowest Cost Response exceeds fifty percent (50%) of the Allocated Value of the Well subject to such Environmental Notice, either Party, at its election, shall have the option of excluding the affected Well pursuant to Section 8.2(b).

(b)                                 Exclusion of Affected Well - Subject to the limitations of Section 8.2(a)(ii), at either Party’s option, an exclusion adjustment may be made in an amount equal to the Allocated Value of the affected Well which is the subject of a valid Environmental Notice.  In such event Seller shall retain the affected Well and the Base Purchase Price shall be reduced by the Allocated Value of such affected Well.

(c)                                  Contested Environmental Defects - If Seller contests the existence of any Environmental Defect or Buyer’s estimate of the Lowest Cost Response associated with such Environmental Defect, Seller shall notify Buyer no later than three (3) Business Days after Seller’s receipt of the Environmental Notice.  The notice shall state the basis for Seller’s contest of the Environmental Defect or the Lowest Cost Response.  By no later than four (4) Business Days before Closing, representatives of Seller and Buyer, knowledgeable in environmental matters, shall meet in person or otherwise, and, at least two (2) Business Days prior to Closing, either: (i) agree to reject the Environmental Defect, in which case Buyer shall waive the Environmental Defect, or (ii) agree on the validity of the Environmental Defect and the estimated Lowest Cost Response, in which case Seller shall have the options described in Section 8.2(a) (except the right to contest) and Section 8.2(b).  If Seller and Buyer cannot agree on either option (i) or (ii) in the preceding sentence, the Environmental Defect or the estimated Lowest Cost Response subject to the Environmental Notice shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  Notwithstanding any of the preceding provisions of this Section 8.2(c), all Environmental Adjustments shall be made prior to Closing, which Closing shall be extended until resolution of any disputes relating to the Environmental Defects; provided, however, that if adjustments for alleged Title Defects, Environmental Defects, Casualty Defects, Open Matters, and removed or excluded Assets due to exercised Preferential Purchase Rights or un-obtained Required Consents do not, in the aggregate, exceed the Termination Threshold, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute unless Seller elects exclusion of the affected Assets.  IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT ONCE AN ENVIRONMENTAL DEFECT HAS BEEN REMEDIATED AND THE LOWEST COST RESPONSE RELATED TO SUCH ENVIRONMENTAL DEFECT HAS BEEN COMPLETED OR AN ENVIRONMENTAL ADJUSTMENT HAS BEEN MADE, BUYER SHALL ASSUME ANY AND ALL FUTURE ENVIRONMENTAL OBLIGATIONS ASSOCIATED WITH SUCH ASSET.

(d)                                 Implementing Cleanup - If Seller elects to Cleanup or remediate an Environmental Defect pursuant to Section 8.2(a)(i), Seller shall select the means and methods of effecting the Cleanup or remediation to achieve the Lowest Cost Response for such Environmental Defect, provided, however, that Seller shall not be required to plug and abandon any currently unplugged wells unless required as part of the Lowest Cost Response.  Seller’s responsibility for remediation under this Section 8.2 shall be limited to a standard appropriate for the use of an Asset for oil and gas activities and in accordance with all applicable Laws.

8.3                               Acceptance of Environmental Condition - SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, UPON CLOSING, BUYER AGREES TO ACCEPT THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING COSTS TO CLEAN UP OR REMEDIATE; AND SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, BUYER HEREBY AGREES TO RELEASE SELLER FROM ANY AND ALL LIABILITY AND RESPONSIBILITY THEREFOR AND AGREES TO INDEMNIFY, DEFEND, AND HOLD SELLER HARMLESS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES, AND LIABILITIES WHATSOEVER (INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS) IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OR BUYER’S FAILURE TO PROPERLY REMEDIATE THE CONDITION.  BUYER ACKNOWLEDGES AND AFFIRMS THAT THE ASSETS HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, PRODUCTION AND DEVELOPMENT OF OIL AND GAS, AND EXCEPT AS OTHERWISE SET FORTH IN THIS

AGREEMENT, AT CLOSING, THE ASSETS WILL BE ACQUIRED IN THEIR “AS IS, WHERE IS” ENVIRONMENTAL CONDITION.  BY CLOSING, BUYER SHALL HAVE CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, TO THE EXTENT BUYER DEEMS NECESSARY OR APPROPRIATE.

8.4                               NORM - Buyer acknowledges that the Assets have been used for exploration, development and production of oil, gas and water and that there may be petroleum, produced water, wastes or other materials located on, under or associated with the Interests.  Equipment and sites included in the Assets may contain NORM.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; the wells, materials and equipment located on or included in the Assets may contain NORM and other wastes or hazardous substances/materials; and NORM-containing material and other wastes or hazardous substances/materials may have been buried, come in contact with the soil or otherwise been disposed of on or around the Assets.  Special procedures may be required for the remediation, removal, transportation or disposal of wastes, asbestos, hazardous substances/materials, including hydrogen sulfide gas and NORM from the Assets.  From and after the Closing, Buyer shall assume responsibility for the control, storage, handling, transporting and disposing of or discharge of all materials, substances and wastes from the Assets (including produced water, hydrogen sulfide gas, drilling fluids, NORM and other wastes), whether present before or after the Effective Time, in a safe and prudent manner and in accordance with all applicable Environmental Laws (as defined below).  The presence of NORM or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

8.5                               Environmental Indemnities - EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE 8, THIS SALE IS MADE ON AN “AS IS, WHERE IS” BASIS AND BUYER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, WHETHER OR NOT CAUSED BY OR ATTRIBUTABLE TO SELLER’S NEGLIGENCE.  FROM AND AFTER CLOSING, SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, BUYER SHALL BE LIABLE TO SELLER FOR AND SHALL, IN ADDITION, INDEMNIFY, DEFEND, RELEASE AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, IN FAVOR OF ANY THIRD PARTY OR ENTITY FOR INJURY, ILLNESS OR DEATH OF ANY PERSON(S) OR FOR DAMAGE, LOSS, POLLUTION OR CONTAMINATION OF ANY REAL OR PERSONAL PROPERTY, GROUNDWATER OR THE ENVIRONMENT ATTRIBUTABLE TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING CLAIMS ARISING UNDER ENVIRONMENTAL LAWS OR, FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OWNERSHIP, OPERATION, CONDITION (WHETHER LATENT OR PATENT), MAINTENANCE OR ABANDONMENT OF ANY OF THE ASSETS AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE ACTIVE, PASSIVE, JOINT, SOLE OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OF SELLER, OR SELLER’S CONTRACTORS OR SUBCONTRACTORS OR THE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES OF SELLER’S CONTRACTORS OR SUBCONTRACTORS, INCLUDING ANY STRICT LIABILITY UNDER ENVIRONMENTAL LAWS, REGARDLESS OF WHETHER ANY SUCH CLAIMS RESULT FROM ANY CONDITIONS, EVENTS, ACTIONS OR INACTIONS ARISING, OCCURRING OR ACCRUING PRIOR TO,

ON OR AFTER THE EFFECTIVE TIME.  Buyer and Seller shall treat all information regarding any environmental conditions as confidential and shall not make any contact with any Governmental Authority or third party regarding same without the prior express written consent from the other Party unless such contact is required by applicable Law.

ARTICLE 9

THIRD-PARTY CONSENTS AND PREFERENTIAL PURCHASE RIGHTS

9.1                               Third Party Notices - Seller shall (i) request, from the appropriate parties (and in accordance with the Contracts creating such rights or requirements), any Consents, and (ii) send notices to all Persons or parties to whom such notices may be required for all options, rights of first refusal, or similar preferential purchase rights burdening any Asset(s) (each a “Preferential Purchase Right”), in compliance with the terms of the Contract(s) providing for or creating such Preferential Purchase Rights against the applicable Asset(s).  Seller agrees to use commercially reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain waivers of, or to comply with, any such Preferential Purchase Right and Consents prior to Closing.

9.2                               Third-Party Exercise - Subject to Section 9.3, if a third-party (a) exercises a Preferential Purchase Right on any Asset(s) or (b) fails to respond to a notice of Preferential Purchase Right and the time period for election under such Preferential Purchase Right has not expired prior to the Closing Date, then the affected Asset(s) shall be removed from this Agreement and the Base Purchase Price shall be adjusted by the dollar amount allocated to the affected Asset(s) as set forth on Exhibits “C-1” or “C-2”.

9.3                               Third-Party Failure to Purchase - If an Asset is subject to a Preferential Purchase Right, and (a) such Asset was removed from this Agreement pursuant to Section 9.2(b) and the Preferential Purchase Right is waived or deemed waived after Closing or (b) a third-party that has exercised such Preferential Purchase Right (x) fails to close the purchase for any reason within sixty (60) days after Closing (or such longer period as may be provided for under the applicable Contract(s) creating such Preferential Purchase Right) and as a result such third-party no longer has any rights with respect to such Asset(s) or (y) otherwise forfeits its Preferential Purchase Right, Seller shall give written notice to Buyer of such waiver, failure to close, or forfeiture, as applicable, and Buyer shall purchase such Asset(s) for the Allocated Value therefor as set forth on Exhibits “C-1” or “C-2” and on the terms and conditions set forth in this Agreement (including the Effective Time as set forth in this Agreement).

9.4                               Required Consents - If Seller fails to obtain a Required Consent set forth in Schedule 5.17 prior to Closing, then the Interest (or portion thereof) or Well (or portion thereof) affected by such un-obtained Required Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Interest (or portion thereof) or Well (or portion thereof) so excluded.  In the event that any such Required Consent that was not obtained prior to Closing is obtained within 120 days following the Closing Date, then, within ten (10) Business Days after such Consent is obtained, (a) Buyer shall purchase the Interest (or portion thereof) or Well (or portion thereof) that was so excluded as a result of such previously un-obtained Required Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Interest (or portion thereof) or Well (or portion thereof) so excluded and (b) Seller shall assign to Buyer the Interest (or portion thereof) or Well (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Conveyances.  In the event that any such Required Consent that was not obtained prior to Closing is still outstanding 120 days following the Closing Date, then, within ten (10) Business Days after the end of such 120 day period, (x) Buyer shall purchase the Interest (or portion thereof) or Well (or portion thereof) that was so excluded as a result of such un-obtained Required Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Interest (or portion thereof) or Well (or portion thereof) so excluded, (y) Seller shall assign to Buyer the Interest (or portion thereof) or Well (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Conveyances, and (z) Seller shall indemnify Buyer pursuant to Section 16.4(g).  Prior to Closing, Seller and Buyer shall use their respective commercially reasonable efforts to obtain all Required Consents listed in Schedule 5.17; provided, however, that neither Party shall be required to incur any liability or pay any money in order to obtain any such Required Consent.  Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller or the third party holder(s) of such Required Consents in order to facilitate the process of obtaining such Required Consents.

ARTICLE 10

CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING

10.1                        Seller’s Conditions to Closing - The obligations of Seller at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Seller, of the following conditions:

(a)                                 All representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date); and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)                                 On the Closing Date, no injunction, order or award enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by a Governmental Authority and remain in force.

(c)                                  All material consents and approvals required of Governmental Authorities in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transaction contemplated herein, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing, shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)                                 Buyer shall have provided Seller evidence satisfactory to Seller that Buyer or an Affiliate, as of Closing (i) is qualified to do business and to own and operate the Assets in all jurisdictions in which the Assets are located and (ii) has posted bonds and obtained insurance required by any Governmental Authority or other body to own and operate the Assets or by any applicable operating agreement as replacements to those held by Seller and specifically listed on Schedule 14.5.

(e)                                  The aggregate adjustments to the Base Purchase Price attributable to finally resolved Title Defects and alleged Environmental Defects, Open Matters, Casualty Defects, and removed or excluded Assets due to un-obtained Required Consents shall not have exceeded the Termination Threshold.

(f)                                   Buyer shall have performed its obligations set forth in Section 10.5.

(g)                                  Buyer shall have executed the Closing Settlement Statement defined under Section 10.3.

10.2                        Buyer’s Conditions to Closing - The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following conditions:

(a)                                 All representations and warranties of Seller contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date), and Seller shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)                                 On the Closing Date, no injunction, order or award enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued by a Governmental Authority and remain in force.

(c)                                  All material consents and approvals required of Governmental Authorities in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transaction contemplated herein, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing, shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)                                 The aggregate adjustments to the Base Purchase Price attributable to finally resolved Title Defects and alleged Environmental Defects, Open Matters, Casualty Defects, and removed or excluded Assets due to exercised Preferential Purchase Rights or un-obtained Required Consents shall not have exceeded the Termination Threshold.

(e)                                  Seller shall have performed its obligations set forth in Section 10.5.

(f)                                   Seller shall have executed the Closing Settlement Statement defined under Section 10.3.

10.3                        Closing Settlement Statement - Three (3) Business Days prior to Closing, Seller shall provide Buyer with a closing settlement statement covering the adjustments, without duplication, to the Base Purchase Price to be made at Closing under this Agreement (the “Closing Settlement Statement”).  To the extent available, actual numbers shall be used.  If not available, Seller shall use reasonable and good faith estimates of the same, which estimates shall be adjusted to take into account actual numbers in connection with the Final Settlement Statement described in Section 11.3 below.  In preparing the Closing Settlement Statement, Seller shall have no obligation to make an accrual for revenues not received as of Closing.

10.4                        Closing Date and Place - The closing of the transaction contemplated by this Agreement shall be held on the third Business Day after the satisfaction or waiver of the latest to occur of the conditions set forth in Sections 10.1 and 10.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to their satisfaction) (the “Closing Date”), which the Parties intend to occur on or before May 30, 2018, at the office of Seller at 321 South Boston Avenue, Suite 1000, Tulsa, Oklahoma 74103 or at such other time and place as the Parties mutually agree (the “Closing”).

10.5                        Closing Activities - The following actions shall take place at Closing:

(a)                                 Certificates - Each Party shall deliver to the other Party a certificate in a form reasonably satisfactory to the other Party, dated as of the Closing, and executed by a duly authorized officer, partner, attorney-in-fact or owner, as appropriate, of such Party, certifying that the conditions to Closing as set forth in Sections 10.1(a) or 10.2(a), as the case may be, have been met.

(b)                                 Conveyances — Seller and Buyer shall execute, acknowledge and deliver two (2) counterpart copies of each of the Conveyances (substantially in the form set forth as Exhibit “D” attached hereto) to be filed in each respective County where the Assets are located, assigning and conveying the Assets to Buyer, as well as the requisite number of applicable governmental assignment forms.

(c)                                  Payment - Buyer shall deliver to an account designated in writing by Seller by wire transfer of same day funds the amount as set forth on the Closing Settlement Statement.

(d)                                 Additional Documents - Buyer shall (i) furnish to Seller such evidence (including evidence of satisfaction of applicable bonding or insurance requirements as described in Section 10.1(d)) as Seller may reasonably require demonstrating that Buyer or an Affiliate is qualified with the applicable Governmental Authorities  or pursuant to any operating agreement to succeed Seller as the owner and, where applicable, the operator of the Assets, (ii) with respect to Assets operated by Seller where Buyer or an Affiliate is to succeed Seller as operator, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable Governmental Authorities, and (iii) execute and deliver to Seller such forms as Seller may reasonably request for filing with applicable Governmental Authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to all of the Assets, including copies of any credit support instruments posted by Buyer in support of such liabilities.

(e)                                  Possession - Seller shall (subject to the terms of any applicable operating agreements and to the other provisions hereof) deliver to Buyer possession of the Assets to be conveyed at the Closing.

(f)                                   Letters-in-Lieu - Seller shall prepare and Seller and Buyer shall execute and deliver to Buyer the Letters-in-Lieu of Transfer Orders provided for in Section 13.3.

(g)                                  Release of Mortgages, Deeds of Trusts, Liens, Encumbrances and Financing Statements - Seller shall deliver to Buyer duly executed releases of any mortgages, deeds of trust, liens, encumbrances and financing statements, if any, placed by Seller or its Affiliates upon and encumbering Seller’s interest in the Assets, other than Permitted Encumbrances.

(h)                                 Vehicle Titles — To the extent Buyer elects to acquire the same, Seller shall deliver, or cause to be delivered, to Buyer the original titles to each of the Vehicles being transferred hereunder, executed by an authorized officer of Seller, if necessary under applicable Law to convey such Vehicles to Buyer.

(i)                                     Certificate of Non-Foreign Status.  Seller shall deliver to Buyer a certification of Seller’s (or, if Seller is an entity disregarded as separate from its owner, its regarded owner’s) non-foreign status under U.S. Treasury Regulations Section 1.1445-2(b)(2) substantially in the form attached hereto as Exhibit “E”.

(j)                                    Transition Services Agreement.  Seller and Buyer shall each deliver duly executed counterparts of the Transition Services Agreement.

ARTICLE 11

POST-CLOSING OBLIGATIONS

Seller and Buyer agree to the following post-Closing obligations:

11.1                        Recordation and Filing of Documents - After the Closing, Buyer shall file or record the Conveyances in the appropriate county and governmental records.  Buyer shall provide a copy of same, including recording date, to Seller, all at the sole cost of Buyer.  Buyer shall pay all documentary stamp taxes and recording fees incident to recording the Conveyances in the appropriate county and governmental offices.

11.2                        Records - Immediately upon Closing, Seller shall furnish and make available to Buyer the Records.  Seller shall make the Records available at Seller’s office during normal business hours.  If requested by Buyer, Seller shall deliver the Records to Buyer with all costs associated with delivering the Records borne solely by Buyer.  Insofar as Seller reasonably believes the Records may be needed or useful in connection with federal, tribal, state or local regulatory or tax matters or resolution of disputes, litigation, or contract compliance issues, Buyer (for a period of three (3) years after the Closing) shall further make available to Seller or its Affiliates (at the location of such Records in Buyer’s organization) access to the Records during normal business hours, upon not less than two (2) Business Days prior written request by Seller, and Seller shall have the right to copy at its own expense and retain such copies of the Records as Seller, in good faith, believes may be useful or needed in connection with the above-described matters.  If, however, Buyer elects to destroy any of the Records prior to the expiration of the three (3) year period, Buyer shall give to Seller written notice of such intent at least thirty (30) days prior to such destruction and Seller shall have the option, at its expense, of having such Records delivered to it.

11.3                        Final Settlement Statement - Seller shall issue a final settlement statement covering all adjustments, without duplication, to the Base Purchase Price that were not included in the Closing Settlement Statement (the “Final Settlement Statement”) within one hundred twenty (120) days after Closing.  Buyer shall respond with objections and proposed corrections within thirty (30) days of the issuance of the Final Settlement Statement.  If Buyer does not respond with objections and the support therefor to the Final Settlement Statement in writing within thirty (30) days of the issuance of the Final Settlement Statement, said Statement shall be deemed approved by Buyer.  In the event that Buyer does respond and objects within the prescribed time period, the Parties shall meet within fifteen (15) days following Seller’s receipt of Buyer’s objections and attempt to resolve the disputed items.  If the Parties are unable to resolve the disputed items by the end of such fifteen-day period, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  After approval by both Parties (or after final resolution of the same under Section 20.3), the net adjustment due pursuant to the Final Settlement Statement for the Assets conveyed shall be sent to Buyer or Seller, as the case may be.  Buyer or Seller, as the case may be, agree to promptly pay any such amount due within three (3) Business Days after finalizing the Final Settlement Statement.

11.4                        Cooperation with Seller’s Retained Assets - Buyer agrees to use reasonable efforts to cooperate in connection with Seller’s removal of all personal property associated with the Retained Assets (to the extent applicable), including the equipment and personal property identified on Schedule 2.9 (if any).  Seller shall remove such retained personal property within thirty (30) days after Closing.

11.5                        Suspense Accounts - As set forth and itemized on Schedule 11.5 attached hereto, Seller currently maintains suspense accounts pertaining to oil and gas heretofore produced comprising monies payable to royalty owners, mineral owners and other Persons with an interest in production associated with the Assets that Seller has been unable to pay (the “Suspense Accounts”).  As identified in the Closing Settlement Statement, a downward adjustment to the Base Purchase Price will be made at Closing to reflect the Suspense Accounts as of the Closing Date and the Suspense Accounts shall be further adjusted, if necessary, in the Final Settlement Statement.  Subject to the other provisions hereof, Buyer shall assume full and complete responsibility and liability for proper payment of the funds comprising the Suspense Accounts as set forth on the “Final Suspense Account Statement,” which shall be provided by Seller to Buyer with the Final Settlement Statement required in Section 11.3 (including any liability under any unclaimed property law or escheat statute).  Subject to Seller’s representations and warranties and indemnification obligations contained in this Agreement, Buyer agrees to indemnify, defend and hold Seller, its parent, subsidiary and affiliated entities, together with their respective officers, directors, employees, agents and their respective successors and assigns, harmless from and against any and all liabilities, claims, demands, interest, penalties and expenses (including reasonable attorneys’ fees) arising out of or pertaining to the proper payment and administration of the Suspense Accounts in accordance with the Final Suspense Account Statement.

11.6                        Further Assurances - Buyer and Seller further agree that each shall, from time to time and upon reasonable request, use reasonable efforts to execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, transfer, or other instruments reasonably necessary for transferring title in the Assets to Buyer or otherwise to implement the transactions contemplated herein.

11.7                        Anti-Corruption and Economic Sanctions - Seller represents and covenants that it will not, directly or indirectly, use, lend, contribute or otherwise make available funds to, directly or indirectly, (i) fund or facilitate any activities or business of or with any Sanctioned Person or any Person in a Sanctioned Country; (ii) fund or facilitate any money laundering or terrorist financing activities or business; or (iii) in any other manner that will result in a violation of any applicable anti-money laundering and counter terrorism financing Laws, anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977, or Sanctions by Seller.

ARTICLE 12

TAXES

12.1                        Property Taxes - All ad valorem taxes, property taxes, and similar Asset Taxes (“Property Taxes”) applicable to the Assets with respect to the calendar 2017 tax year shall be apportioned to Seller, whereas all Property Taxes applicable to the Assets with respect to the calendar 2018 tax period shall be apportioned to Buyer.  In the event that Property Taxes for any jurisdiction are determined with reference to a taxable year other than the calendar year, then such Property Taxes shall be apportioned between Seller and Buyer by means of an allocation based on the number of days the Assets were owned by such Party.  The amount apportioned to Seller shall be based on the number of days the Assets were owned by them during the tax period in question in the calendar 2018 period, while the amount apportioned to Buyer shall be based on the number of days the Assets were owned by it in the calendar 2018 period.  Within ten (10) Business Days from receipt of notice, (i) Seller shall reimburse Buyer for any and all Property Taxes apportioned to Seller under this Section 12.1 but paid by Buyer, and (ii) Buyer shall reimburse Seller for any and all Property Taxes apportioned to Buyer under this Section 12.1 but paid by Seller.

12.2                        Production Taxes - All Asset Taxes (other than Property Taxes) shall be apportioned between the Parties based upon the date on which the transaction giving rise to the imposition of such Asset Taxes occurred, with Seller being liable for all such Taxes with respect to transactions occurring prior to the Effective Time and Buyer being responsible for all such Taxes with respect to transactions occurring at and after the Effective Time. For the avoidance of doubt, all production, severance and similar taxes based on or measured by the production of oil, natural gas, or other Hydrocarbons or minerals, or the receipt of proceeds therefrom, shall be considered imposed on the date such production was produced.  Within ten (10) business days from receipt of notice, (i) Seller shall reimburse Buyer for any and all Taxes apportioned to Seller under this Section 12.2 but paid by Buyer, and (ii) Buyer shall reimburse Seller for any and all Property Taxes apportioned to Buyer under this Section 12.2 but paid by Seller.

12.3                        Other Taxes - Buyer shall be responsible for the payment of all applicable state and local sales tax, use tax, gross receipts tax, business license tax, and other taxes attributable to the consummation of the transactions under this Agreement (except income, franchise, or similar Taxes which shall be the responsibility of the Party upon whom such Taxes are assessed) (“Transfer Taxes”).  Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against Seller with respect to the transaction covered herein shall be paid by Buyer or, if paid by Seller, Buyer shall promptly reimburse Seller therefor.  Any documentary stamp tax which may be due shall be paid by Buyer.  Seller shall reasonably cooperate with Buyer to obtain any exemption or reduction in Taxes described in this Section 12.3.

ARTICLE 13

OWNERSHIP OF ASSETS

13.1                        Distribution of Production - All oil in storage above the pipeline connection at the Effective Time shall be credited to Seller, less applicable royalties, overriding royalties and severance taxes.  For Seller-operated Assets, Seller has gauged the oil in storage as of the Effective Time.  For Seller non-operated Assets, the quantity of such oil in storage shall be determined on the same basis as that used for Seller-operated Assets based on operator reports or applicable state regulatory agency production reports or records.  As part of the Closing Settlement Statement, the price for such oil in storage shall be at the price that Seller has contracted to sell the oil at the Effective Time.  If there is no such price, the price shall be the average of the two (2) highest prices that are posted at the Effective Time (plus any premium) by other purchasing companies, as determined by Seller in the field or locality where the Assets are located for oil of like grade and gravity.  Subject to the occurrence of the Closing, title to the oil in storage for both Seller-operated and Seller non-operated Assets shall pass to Buyer as of the Effective Time, and an upward adjustment shall be made to the Base Purchase Price due at Closing, less applicable royalties, overriding royalties and severance taxes.

13.2                        Proration of Income and Expenses - Except as otherwise provided in this Agreement, all proceeds (including proceeds held in suspense or escrow), receipts, credits, and income attributable to the Assets for all production periods prior to the Effective Time shall belong to Seller, and all proceeds, receipts, credits, and income attributable to the Assets for all production periods from and after the Effective Time shall belong to Buyer.  Except as otherwise provided in this Agreement, all costs, expenses, disbursements, and obligations attributable to the Assets for all production periods prior to the Effective Time shall be the obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same.  Except as otherwise provided in this Agreement, all costs, expenses, disbursements and obligations attributable to the Assets for all production periods from and after the Effective Time shall be the obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

13.3                        Notice to Remitters of Proceeds - Buyer shall be responsible for informing all purchasers of production or other remitters to pay Buyer and obtain from the remitter revenues accrued and attributable to production periods after the Effective Time.  The remitter shall be informed by Seller and Buyer via Letters-in-Lieu of Transfer Order or such other reasonable documents which remitter may require.

13.4                        Production Imbalances - Set forth on Schedule 13.4 is a listing of all gas imbalance volumes known by Seller to exist as of the Effective Time derived from the most recent imbalance statement from the operator of each Well where a known imbalance exists measured in thousand cubic feet (“MCFs”) and the aggregate net volume of overproduction or underproduction, as applicable, with respect to the Assets.  As part of the Final Settlement Statement, the Base Purchase Price shall be adjusted, upward or downward as appropriate, to reflect the value of the difference between (a) the aggregate net volume of overproduction or underproduction associated with the Assets set forth on Schedule 13.4 and (b) the aggregate net volume of overproduction or underproduction associated with the Assets as of the Effective Time (the “Assumed Imbalances”).  The value of said difference between the aggregate net volume (less royalties, excess royalties and overriding royalties) of overproduction or underproduction, as applicable, shall be the product obtained by multiplying $2.00 by the volume of such difference in MCFs (such value, the “Imbalance Adjustment”).  Buyer shall not be entitled to any other Base Purchase Price adjustments with respect to the Assumed Imbalances and shall be solely responsible for any liability and solely entitled to any benefit from such production imbalances relating to the Assets, whether occurring before, on, or after the Effective Time.

13.5                        Pipeline and Other Non-Wellhead Imbalances - To the extent there exists any imbalances attributable to Hydrocarbons produced from the Assets as of the Effective Time with respect to any gas pipeline, storage or processing facility (the “Pipeline Imbalances”), at Closing the Base Purchase Price shall be adjusted upward or downward, as appropriate, to reflect the value of said Pipeline Imbalance.  The value of said Pipeline Imbalance shall be calculated by summing the product(s) obtained by multiplying the volume of each net over-position or under-position, as the case may be, measured in the same manner as it is measured by the pipeline, storage or processing facility, as applicable, by the value at which the Pipeline Imbalance was either cashed out, made up or sold, or if otherwise undeterminable then using existing fair market value of, or price for, said Hydrocarbons.  Buyer shall be solely responsible for any liability and solely entitled to any benefit from such pipeline imbalances relating to the Assets from and after the Effective Time; provided, that Buyer shall not be liable for any penalties or surcharges payable to the pipeline transport for periods prior to the Effective Time.  If the Pipeline Imbalance cannot be determined by Closing or if the pipeline storage or processing facility makes any adjustments attributable to any period prior to the Effective Time after Closing but before the Final Settlement Statement, then the value adjustment associated with any imbalance will be made in connection with the Final Settlement Statement.

ARTICLE 14

INTERIM OPERATIONS

14.1                        Standard of Care - During the period from the Execution Date to Closing, Seller shall use commercially reasonable efforts to (i) except for emergency action taken in the face of risk to life, property or the environment, not, without the prior written consent of Buyer,  approve or authorize any AFEs or capital expenditures over Fifty Thousand and No/100 U.S. Dollars ($50,000.00) net to the interest of Seller which are received by Seller with respect to any Assets, incur costs for discretionary expenditures for operations in excess of Fifty Thousand and No/100 U.S. Dollars ($50,000.00) net to the interest of Seller for which AFEs are not prepared; (ii) not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any portion of the Assets (other than the replacement or disposition of Equipment or the sale of Hydrocarbons attributable to the Interests or Wells, in each case, in the ordinary course of business or as required in connection with the exercise by third-parties of Preferential Purchase Rights); (iii) assist Buyer (without incurring any third party expenses) in preserving the present relationships related to the Assets with Persons having significant business relations therewith, such as suppliers, customers, brokers, agents or otherwise; and (iv) not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the use, ownership or operation of any of the Assets in any material respect.

14.2                        Liability of Operator - Notwithstanding Section 14.1, Seller shall not be liable to Buyer for any claims, demands, causes of action, damages, or liabilities arising out of Seller’s operation of the Assets after the Effective Time, insofar as Seller continues to operate and maintain the Assets in accordance with applicable Law and contracts and reasonably prudent industry practice in the area in which the Assets are located, as well as in compliance with the terms of this Agreement (including Section 14.1 above), and insofar as no such Claims, demands, causes of action, damages, or liabilities relating to such interim operation are attributable to the gross negligence or willful misconduct of Seller.

14.3                        Removal of Signs - Buyer shall promptly, but no later than required by applicable rules and regulations or thirty (30) days after Closing, whichever is earlier, remove any signs and references to Seller and shall erect or install all signs complying with any applicable governmental rules and regulations, including those showing Buyer or its Affiliates as operator of the Assets.

14.4                        Third-Party Notifications - Buyer shall make all notifications to all Governmental Authorities, “one call services” and similar groups associated with the operation of the Assets within ten (10) Business Days of Closing.  A copy of all such notifications shall be provided to Seller pursuant to the notice provisions contained in Article 18 hereof.

14.5                        Seller’s Credit Obligations - The Parties understand that none of the bonds, letters of credit, guarantees and insurance, if any, posted or owned by Seller with any Governmental Authority or third party and relating to the Assets, including those listed on Schedule 14.5,

(“Seller’s Credit Obligations”) are to be transferred to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for Seller’s Credit Obligations described on Schedule 14.5.  If any Seller’s Credit Obligations remain outstanding as of the Closing Date, Buyer shall indemnify each member of the Seller Group and hold them harmless against any Losses that the Seller Group may incur under any such Seller’s Credit Obligations from and after the Effective Time.

14.6                        Employment Matters - From and after the Execution Date, Seller will assist Buyer in Buyer’s efforts to hire Seller’s field level employees whose duties relate to the operation of Assets to effectuate a smooth transition of the operation of the Assets by Buyer.  Within five (5) Business Days from the Execution Date, Seller will provide Buyer with a list (the “Available Employees List”) of all field level employees of Seller (the “Available Employees”), whose duties related to the operation of Assets as of the Execution Date, which list will include name, job title and start date, and to the extent permitted by applicable Law, salary ranges.  For the avoidance of doubt, if Seller does not include an employee of Seller in the Available Employees List, then Buyer shall be prohibited from hiring any such employee not listed in the Available Employees List for a period of twelve (12) months after Closing.  Buyer or its Affiliates shall provide offers of employment to the Available Employees on the Available Employees List that Buyer desires to hire, with each offer stipulating the date for commencement of work (the “Hire Date”).  Buyer shall provide Seller with notice of the names of those Available Employees to whom Buyer has made employment offers and who has accepted such offers contemporaneously with the making and acceptance of such offers.  The Available Employees that Buyer hires as of the Hire Date are referred to as the “New Employees.”  Any offers made by Buyer to any Available Employee shall be contingent upon the occurrence of the Closing. If the Closing does not occur and this Agreement is terminated, all such offers shall automatically terminate, and Buyer will not, unless acting in accordance with Seller’s prior written consent, hire any Available Employee for a period of two (2) years following such termination.  Furthermore, no Available Employee shall become a New Employee unless he or she (a) accepts Buyer’s offer of employment under the terms provided in Buyer’s offer, (b) passes any required pre-employment screening required by Buyer and (c) on the Hire Date, is actively at work.  Nothing in this Agreement shall require or be construed or interpreted as requiring Buyer to offer employment to any employee of Seller or to continue the employment of any employee of Seller (including any New Employees) following their respective Hire Date, or to prevent Buyer from changing the terms and conditions of employment (including compensation and benefits) of any of its employees (including any New Employees) following their respective Hire Dates.  Prior to the Hire Date of an Available Employee, Seller shall have the right to control and direct such Available Employee as to the performance of duties and as to the means by which such duties are performed, including the right to terminate the employment of any Available Employee.  Concurrently with Seller’s delivery of the Available Employees List, Seller shall inform Buyer of all employment and benefit matters relating to Available Employees prior to the Available Employees’ respective Hire Dates that, in the reasonable judgment of Seller’s management, could have a material impact on Buyer prior to taking any actions or making any decisions with respect to such matters, subject to applicable Law.  Notwithstanding any other provisions of this Agreement, the provisions of this Section 14.6 are not intended to and shall not create or confer any third-party beneficiary rights respecting any Available Employee or New Employee.

In the event Buyer hires New Employees, Buyer shall have the option to purchase from Seller or assume the vehicle lease from Seller of any Vehicle(s) directly associated with such New Employees.  In such event the Parties shall work together to agree upon a mutually acceptable sale price or assumption of lease price for such Vehicle(s) and any such amounts shall be included as an upward adjustment in the Closing Settlement Statement or Final Settlement Statement as applicable.

ARTICLE 15

EXCHANGE PROVISION

Each of Seller and Buyer, respectively, shall have the right, prior to Closing, to elect to effect a tax-deferred exchange under Internal Revenue Code Section 1031 (a “Tax Deferred Exchange”) for the Assets at any time prior to Closing.  If such Party elects to effect a Tax-Deferred Exchange, the other Party agrees to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that the other Party shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.  Each of Seller and Buyer, as the case may be, may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that each of Seller and Buyer shall remain responsible to the other Party for the full and prompt performance of its respective delegated duties.  The electing Party shall indemnify and hold the other Party and its Affiliates harmless from and against all claims, expenses (including reasonable attorneys’ fees), loss and liability resulting from its participation in any exchange undertaken pursuant to this Article 15 pursuant to the request of the electing Party.

ARTICLE 16

ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION

16.1                        Buyer’s Assumption of Obligations

(a)                                 Subject to the Closing occurring, and further subject to Seller’s indemnification provisions of Section 16.4, and unless expressly provided for otherwise hereunder, Buyer hereby assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, insofar as the same arise before, on or after, and are attributable to actions, occurrences and operations conducted either before, on or after, the Effective Time, together with, following the expiration of Seller’s indemnity obligations as set forth in Section 16.4, any and all duties and obligations or claims which would fall under Sections 16.4(a) through (e), inclusive, whether arising before, on or after the Effective Time REGARDLESS OF WHETHER ANY OF SUCH OBLIGATIONS, LIABILITIES OR CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF SELLER GROUP, BUYER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR

PASSIVE, JOINT, CONCURRENT OR SOLE (collectively, the “Assumed Obligations”).  The Assumed Obligations include the payment and performance of all taxes, leasehold and equipment rentals and release payments, royalties, excess royalties, in-lieu royalties, overriding royalty interests, production payments, net profit obligations, carried working interests, the matters disclosed on Schedule 5.9 and any other matters with which the Assets may be burdened, insofar as the same are attributable to the periods before, on or after the Effective Time.  Subject to Seller’s indemnification provisions of Section 16.4:

(i)                                     THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ALL COSTS AND EXPENSES INCURRED FROM AND AFTER THE EFFECTIVE TIME AND ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES (INCLUDING THE KEY FACILITIES) AND PLATFORMS, AND CLEARING AND RESTORATION OF ALL SITES, IN EACH CASE INCLUDED IN, OR ASSOCIATED WITH, THE ASSETS, AND BUYER MAY NOT CLAIM THE FACT THAT PLUGGING AND ABANDONMENT, DECOMMISSIONING, SITE CLEARANCE OR RESTORATION OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED TO COMPLETE ANY SUCH OPERATIONS AS A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES MADE HEREUNDER OR THE BASIS FOR ANY OTHER REDRESS AGAINST SELLER.

(ii)                                  SUBJECT TO ARTICLE 8, THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ANY AND ALL COSTS AND EXPENSES ARISING OUT OF ENVIRONMENTAL LAWS (INCLUDING ANY COMPLIANCE OR NON-COMPLIANCE THEREWITH, ANY ADVERSE ENVIRONMENTAL CONDITIONS, AND THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES OR POLLUTANTS INTO THE ENVIRONMENT), KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH OBLIGATIONS OR LIABILITIES AROSE PRIOR TO, ON, OR AFTER THE EFFECTIVE TIME.  BUYER EXPRESSLY AGREES TO ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING NORM, HAZARDOUS

SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR OTHER POLLUTANTS.

(b)                                 Buyer covenants and agrees that it shall not attempt to avoid the effect of the indemnification made by it above by later arguing that at the time of the indemnification it did not fully appreciate the extent of any such claims.

16.2                        Definitions - For purposes of this Article 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Buyer Group” shall be deemed to include Buyer and its Affiliates, all successors, heirs and assigns of Buyer and its Affiliates, and the officers, directors, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.  For purposes of this Article 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Seller Group” shall be deemed to include Seller and its respective Affiliates, all successors, heirs and assigns of any of the foregoing, and each of their respective officers, directors, shareholders, employees, owners, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.

16.3                        Buyer’s General Indemnity - Buyer shall, after Closing, defend, indemnify, release and hold Seller Group harmless from and against any and all Claims in favor of any Person arising from or relating to:

(a)                                 Buyer’s breach of any of its representations and warranties in this Agreement;

(b)                                 Buyer’s breach of any of its covenants in and under this Agreement; and

(c)                                  the Assumed Obligations.

16.4                        Seller’s General Indemnity - Seller shall, after Closing, defend, indemnify, release and hold Buyer Group harmless from and against any and all Claims in favor of any Person arising from or related to:

(a)                                 Seller’s breach of any of its representations and warranties in this Agreement;

(b)                                 Seller’s breach of any of its covenants in and under this Agreement;

(c)                                  the disposal or transportation prior to Closing of any Pollutants generated or used by or on behalf of Seller and taken from the Assets to any location that is not an Asset;

(d)                                 subject to the provisions of Article 8 and except as otherwise provided in this Agreement, any Claims for damage to or property owned by a third party or for personal injury, illness, bodily injury, or death of any Person arising before the Effective Time;

(e)                                  the failure of Seller to properly pay when due all Asset Taxes, royalties, overriding royalties, production payments, working interest payments,

relating to the Assets and attributable to periods prior to the Effective Time, other than amounts included in Suspense Accounts which shall be assumed by Buyer upon Buyer’s receipt of said amounts and for which Seller shall have no further liability associated therewith;

REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF BUYER GROUP, SELLER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, CONCURRENT OR SOLE; PROVIDED, HOWEVER, THAT SELLER’S OBLIGATION TO INDEMNIFY BUYER PURSUANT TO SECTIONS 16.4(A) THROUGH (E) ABOVE (OTHER THAN OBLIGATIONS WITH RESPECT TO SELLER FUNDAMENTAL REPRESENTATIONS) SHALL APPLY ONLY FOR A PERIOD OF TWELVE (12) MONTHS FOLLOWING THE CLOSING DATE, THEREAFTER, BUYER SHALL, PURSUANT TO SECTIONS 16.1 AND 16.3, ASSUME RESPONSIBILITY FOR, AND SHALL ALSO AGREE TO PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER GROUP HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING IN FAVOR OF ANY PERSON FOR PERSONAL INJURY, ILLNESS, BODILY INJURY, DEATH, DAMAGE TO PROPERTY OR FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OPERATION OR MAINTENANCE OF ANY OF THE ASSETS OR ANY OTHER CLAIMS WHICH WOULD OTHERWISE BE SUBJECT TO SELLER’S GENERAL INDEMNITY UNDER SECTIONS 16.4(A) THROUGH (E); AND

(f)                                   any Claims relating to the Retained Assets or Seller Employer Liabilities.

(g)                                  any Claims arising from the assignment of any Interest or Well subject to an un-obtained Required Consent pursuant to Section 9.4, provided, however, that Seller’s obligation to indemnify Buyer pursuant to this Section 16.4(g) shall only apply to those Claims arising out of the consenting party’s failure to grant such Required Consent and shall further only apply for a period of two (2) years following the Closing Date, thereafter, Buyer shall assume responsibility for and indemnify Seller Group from any and all Claims associated therewith.

16.5                        Limitation on Indemnification

(a)         Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to indemnify Buyer pursuant to Section 16.4(a) unless, and then only to the extent that, (i) any individual claim exceeds Fifty Thousand U.S. Dollars ($50,000) per item and (ii) the aggregate Losses to which Buyer would be entitled to indemnification (but for the provision of this Section 16.5) exceed a deductible

(and not a threshold) equal to five percent (5%) of the Base Purchase Price.  Notwithstanding anything to the contrary contained herein, Seller’s aggregate liability for the indemnification under Sections 16.4(a), (c) and (d) above shall not exceed fifty percent (50%) of the Base Purchase Price.

(b)         Notwithstanding any provision of this Agreement to the contrary, Section 16.5(a) shall not apply to Seller’s indemnification obligations for any breach of a Seller Fundamental Representation or any indemnification obligations related to any breach of the representations and warranties in Section 5.6 (Taxes) or the covenants in Article 12 (Taxes).

16.6                        Further Limitation on Indemnification - Neither Party shall have any obligation under this Article 16 with respect to any amount which has already been taken into account and applied to or against the Base Purchase Price in the Closing Settlement Statement or the Final Settlement Statement, provided such Party has paid all amounts due pursuant to this Agreement.

16.7                        Indemnification Procedures

(a)                                 General - All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 16.7.  Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”

(b)                                 Claim Notice - In the event that a Party wishes to assert a claim for indemnity hereunder, such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”).  To the extent any Losses for which indemnification is sought are asserted against or sought to be collected from an Indemnified Party by a third party, such Claim Notice shall include a copy of all papers served on the applicable Indemnified Party with respect to such claim.

(c)                                  Notice Period - The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes its liability hereunder with respect to such Losses and (ii) with respect to any Losses arising out of, associated with, or relating to third party claims, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against any such Losses.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.

(d)                                 Cooperation - If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest, provided, that the Indemnifying Party will not be required to submit any counterclaim or cross-complaint on the Indemnified Party’s behalf.  Such cooperation shall include the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the Losses at issue.

(e)                                  Settlement - No third party claim that is the subject of indemnification hereunder may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.  No such claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party’s group, i.e., all Seller Indemnified Parties or all Buyer Indemnified Parties) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

16.8                        Remedies.  The Parties agree that the sole and exclusive post-Closing remedy of any Party to this Agreement, any Indemnified Party or their respective Affiliates with respect to this Agreement or any other claims relating to the events giving rise to this Agreement and the transactions provided for in this Agreement or contemplated by this Agreement or by any other such claims relating to the Assets shall be limited to the indemnification provisions set forth in this Article 16 and the special warranty of title contained in the Conveyances.

ARTICLE 17

CASUALTY LOSS

If prior to Closing any of the Assets are substantially damaged or destroyed by fire or other casualty (“Casualty Defect”), Seller shall notify Buyer promptly after Seller learns of such event.  Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of Equipment, replacing the damaged Equipment with equivalent items, no later than the Closing, insofar as the same are done to Buyer’s reasonable satisfaction.  Subject to Section 7.6, if any Casualty Defect exists at Closing, at Seller’s option, Buyer shall proceed to purchase the damaged Assets, and the Base Purchase Price shall be reduced by the aggregate reduction in value of all affected Assets on account of such Casualty Defect.  In the event the Parties cannot agree on the value, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  Notwithstanding any of the preceding provisions of this Article 17, all adjustments applicable to Casualty Defects shall be made prior to Closing, and Closing shall be extended until resolution of any disputes relating to the Casualty

Defects; provided, however, that if adjustments for agreed Title Defects and Environmental Defects, Casualty Defects, Open Matters (excluding Additional Interests) alleged in good faith, and removed or excluded Assets due to exercised Preferential Purchase Rights or un-obtained Required Consents do not, in the aggregate, exceed the Termination Threshold, then Closing shall occur (subject to Section 7.6) as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur as to the Assets made the subject of the dispute within thirty (30) days following the final resolution of the dispute.  Notwithstanding anything to the contrary contained in this Article 17, Seller shall be entitled to retain all insurance proceeds, if any, and claims against other parties relating to any such Casualty Defect.  For purposes of this provision, normal wear and tear shall not be considered a Casualty Defect.

ARTICLE 18

NOTICES

All communications between Buyer and Seller required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder must be given by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via electronic mail or by facsimile transmission shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day.  All notices shall be addressed as follows:

BUYER	SELLER

PRESIDIO INVESTMENT HOLDINGS LLC 500 W. 7th Street Suite 803	MIDSTATES PETROLEUM COMPANY LLC 321 South Boston Avenue, Suite 1000 Tulsa, Oklahoma 74103
Fort Worth, Texas 76102 Attention: Vice President, Land and Legal Phone: 817-907-2534	Attention: Vice President & General Counsel Phone: 918-947-8550 Fax: 918-947-8592
Email: brett@presidiopetroleum.com	Email: scott.weatherholt@midstatespetroleum.com
with a copy (which shall not constitute notice) to: Morgan Stanley Legal and Compliance

1221 Avenue of the Americas 5th Floor New York, NY 10020 Attention: Daniel Bleeker

ARTICLE 19

TERMINATION

19.1                        Termination - This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)                                 by the mutual written agreement of Buyer and Seller;

(b)                                 by written notice from either Buyer or Seller if Closing has not occurred on or before June 28, 2018; provided, however, that no Party may terminate this Agreement pursuant to this Section 19.1(b) if such Party’s breach of its representations and warranties or its failure to comply with its obligations or covenants under this Agreement caused the Closing not to occur on or before the above date;

(c)                                  by Buyer, upon written notice to Seller, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the Closing in Section 10.2 (or is of such a magnitude or effect that it will not be possible for any such condition to be satisfied) and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller on or prior to the earlier of the date 10 Business Days after notice thereof from Buyer and the Closing Date;

(d)                                 by Seller, upon written notice to Buyer, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the Closing in Section 10.1 (or is of such a magnitude or effect that it will not be possible for any such condition to be satisfied) and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer on or before the earlier of the date 10 Business Days after notice thereof from Seller and the Closing Date;

(e)                                  by either Buyer or Seller, upon written notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction shall have become final and non-appealable; or

(f)                                   by written notice from either Buyer or Seller if the aggregate sum of (i) the Title Defect amounts for all Title Defects timely and properly asserted in good faith pursuant to Article 7, (ii) the Environmental Defect amounts for all Environmental Defects timely and properly asserted in good faith pursuant to Article 8, (iii) the Casualty Defect amounts pursuant to Article 17, and the (iv) removed or excluded Assets due to exercised Preferential Purchase Rights or un-obtained Required Consents pursuant to Article 9 exceed the Termination Threshold in Section 7.6.

19.2                        Liabilities Upon Termination; Termination Fee - If this Agreement terminates, as described in Section 19.1, then all obligations of the Parties under this Agreement and the Equity Commitment Letter shall thereafter terminate and be of no further force and effect, except that the provisions of Sections 4.1, 20.3, 20.4, 20.5, 20.9, 20.10, 20.13, 20.15 and 20.16 shall survive and, in the case of termination pursuant to Section 19.1(c) or (d) only, the Parties shall remain liable for any prior breach of this Agreement; provided, however, that if this Agreement is terminated because of a willful or intentional breach of this Agreement by Buyer or because Seller’s conditions to Closing are not satisfied as a result of Buyer’s willful or intentional failure to comply with its obligations under this Agreement (and, as a result, Seller elects to terminate this Agreement under Section 19.1(d)), then, no later than ten (10) Business Days after such termination, Buyer shall deliver via wire transfer to an account specified by Seller, in immediately available funds, the Termination Fee, in which event the Termination Fee shall constitute liquidated damages hereunder and shall be the sole and exclusive remedy available to Seller for any such failure to perform at Closing or other uncured material breach of this Agreement by Buyer.  Seller and Buyer acknowledge and agree that if Seller exercises its right to termination pursuant to Section 19.1(d)) and receives the Termination Fee pursuant to this Section 19.2, then (a) Seller’s actual damages are difficult to ascertain with any certainty, (b) the Termination Fee is a fair and reasonable estimate by the Parties of such actual damages of Seller, (c) such liquidated damages do not constitute a penalty and (d) the Equity Commitment Letter and all obligations of Buyer, Parent and any of their Affiliates thereunder shall terminate in accordance with the terms of the Equity Commitment Letter.

ARTICLE 20

MISCELLANEOUS

20.1                        Entire Agreement - This Agreement, all Exhibits and Schedules attached hereto and incorporated herein, the Access Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties.  Any previous negotiations or communications between the Parties are merged herein.

20.2                        Survival - This Agreement shall be binding upon and shall inure to the benefit of the undersigned, their successors, heirs, assigns and corporate successors and may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties.  The representations made by Seller and Buyer under Article 5 and Article 6 (other than Seller Fundamental Representations) shall continue in full force and effect for a period of twelve (12) months from and after the Closing Date.

20.3                        Arbitration - All disputes arising out of, or in connection with, this Agreement or any determination required to be made by Buyer and Seller as to which the Parties cannot reach an agreement shall be settled by arbitration in Houston, Texas.  Any matter to be submitted to arbitration shall be determined by a panel of three (3) arbitrators, unless otherwise agreed by the Parties.  Each arbitrator shall be a Person experienced in both the oil and gas industry and the subject matter of the dispute and shall be appointed:

(a)                                 by mutual agreement of Buyer and Seller; or

(b)                                 failing such agreement, within sixty (60) days of the request for arbitration, each Party shall appoint one arbitrator, and the third arbitrator shall be appointed by the other two (2) arbitrators, or, if they cannot agree, by a Judge of the United States District Court, Southern District of Texas.

In the event of the failure of refusal of the Parties to appoint the arbitrator(s) within one hundred twenty (120) days of the request for arbitration, the arbitrator remaining to be named shall be selected in accordance with the Rules of the American Arbitration Association.  The arbitration shall be conducted in accordance with reasonable rules established by the arbitrators.  Any award by the arbitrator shall be final, binding and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction; provided that the arbitrators’ decision with respect to each Disputed Matter shall be limited to the selection of the single proposal for the resolution of such Disputed Matter proposed by a Party that best reflects the terms and provisions of this Agreement (i.e., the arbitrators must select either Buyer’s proposal or Seller’s proposal for resolution of the applicable Disputed Matter). The fees charged by the arbitrators for the arbitration shall be paid one-half by Buyer and one-half by Seller.  Notwithstanding anything herein to the contrary, (i) for disputes related to the nature, existence or value of an Environmental Defect, including any and all claims and causes of action arising under Article 8, each such arbitrator shall be an environmental consultant with at least ten (10) years’ experience in environmental corrective actions involving oil and gas properties in the regional area in which the Assets are located, and (ii) for disputes related to the nature, existence or value of a Title Defect or Additional Interest, including any and all claims and causes of action arising under Article 7, each such arbitrator shall be a title attorney with at least ten (10) years’ experience reviewing oil and gas titles involving properties in any of the regional areas in which the Assets are located.

20.4                        Confidentiality Agreement - The Parties understand and agree that the terms and provisions of that certain Confidentiality Agreement dated September 28, 2017 by and between Seller and Presidio Petroleum LLC (the “Confidentiality Agreement”) shall remain in full force and effect until the Closing of this transaction and shall expire and be of no further force or effect thereafter, subject to the remaining provisions of this Section 20.4.  In the event of termination of this Agreement pursuant to Article 19, Buyer agrees to keep all of the terms of this transaction confidential for a period equal to two (2) years following termination of this Agreement.  Furthermore, any additional information obtained as a result of Buyer’s access to the Assets which does not specifically relate to the Assets shall continue to be treated as confidential for a period of two (2) years following the Execution Date and shall not be disclosed by Buyer without the prior written consent of Seller.  The above restrictions on disclosure and use of information obtained pursuant to this Agreement shall not apply to information to the extent it:

(a)                                 is or becomes publicly available through no act or omission of Buyer or any of its consultants or advisors;

(b)                                 is subsequently obtained lawfully from a third party, where Buyer has made reasonable efforts to insure that such third party is not a party to or bound by any confidentiality agreement with Seller; or

(c)                                  is already in Buyer’s possession at the time of disclosure, without restriction on disclosure.

If Buyer employs consultants, advisors or agents to assist in its review of the Assets, Buyer shall be responsible to Seller for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in this Section 20.4.

20.5                        Choice of Law - EXCEPT FOR REAL PROPERTY MATTERS ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH SUCH REAL PROPERTY IS LOCATED, THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS.

20.6                        Assignment - The rights and obligations under this Agreement may not be assigned by any Party without the prior written consent of the other Party.  Notwithstanding the preceding sentence, Buyer will, without the obligation to obtain the prior written consent of Seller but with the obligation to provide contemporaneous or prior notice to Seller, be entitled to assign this Agreement or all or any part of its respective rights and delegate its respective performance obligations under this Agreement to one or more Affiliates of Buyer, but no such assignment will release or discharge Buyer from any of its obligations as the “Buyer” under this Agreement or any certificate, document, instrument or writing delivered pursuant hereto.

20.7                        No Admissions - Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any Law, rule, regulation, or policy, by either Seller or Buyer or by their respective officers, directors, employees, or agents.

20.8                        Waivers and Amendments - Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the other Party claiming the benefit of such amendment or waiver.

20.9                        Counterparts - This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by facsimile or email transmission of signature pages with original signature pages to promptly follow in due course.

20.10                 Third-Party Beneficiaries - Neither this Agreement nor any performances hereunder by Seller or Buyer shall create any right, claim, cause of action, or remedy on behalf of any Person not a party hereto.

20.11                 Specific Performance - Buyer and Seller acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance. Buyer shall not be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement.

20.12                 Public Communications - After the Execution Date, either Party may make a press release or public communication concerning this transaction with the exception that any such communication shall not include the name of the non-disclosing Party without their prior written consent; provided, however, that, notwithstanding the foregoing, prior to or after Closing, if Buyer (including any of its parent entities), on the one hand, or Seller (including any of its parent entities), on the other is required to make any statement, declaration, or public announcement regarding this Agreement or the transactions contemplated hereunder pursuant to (i) Law, (ii) applicable rules or regulations of any national securities exchange, or (iii) the terms of such Party’s (including such Party’s respective parent entities) indentures, loan agreements, credit agreements or other similar debt agreements or financial instruments, then the same may be made without the approval of the other Party, but only to the extent the name of the non-disclosing Party is omitted from such statement, declaration, or announcement if permitted by such Law, rules, regulations or terms.

20.13                 Headings - The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

20.14                 Expenses - Except as otherwise provided in this Agreement, each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transaction contemplated hereby, including brokers’ fees.  Buyer shall be responsible for the cost of all fees for the recording of the Conveyances relating to the Assets.  All other costs shall be borne by the Party incurring them.

20.15                 No Recourse - Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

20.16                 References.

In this Agreement:

(a)                                 references to any gender includes a reference to all other genders;

(b)                                 references to the singular includes the plural, and vice versa;

(c)                                  reference to any Article or Section means an Article or Section of this Agreement;

(d)                                 reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)                                  unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)                                   unless expressly provided to the contrary, the word “or” is not exclusive;

(g)                                  references to “$” or “dollars” means United States dollars; and

(h)                                 “include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

“BUYER”

PRESIDIO INVESTMENT HOLDINGS LLC, a Delaware limited liability company

By: NH Presidio Investments LLC, its member

By: North Haven Energy Capital Fund LP, NHECF Splitter LP, and North Haven Energy Capital Fund-CP LP, its members

By: MS Energy Partners GP LP, their general partner

By: MS Energy Partners GP Inc., its general partner

By:	/s/ Robert Richard Lee
Name:	Robert Richard Lee
Title:	Manager

“SELLER”

MIDSTATES PETROLEUM COMPANY LLC, a Delaware limited liability company

By:	/s/ David J. Sambrooks
Name:	David J. Sambrooks
Title:	President & CEO

Signature Page

Purchase and Sale Agreement Effective as of January 1, 2018

by and among

Midstates Petroleum Company LLC, as Seller

and

Presidio Investment Holdings LLC, as Buyer